SENECA FOODS CORPORATION
                           1162 Pittsford-Victor Road
                            Pittsford, New York 14534


                                  July 17, 1998
Dear Shareholder:

          You are cordially invited to attend the Annual Meeting of shareholders (the "Meeting") of Seneca Foods Corporation (the "Company"), to be held on August 7, 1998 at 1:00 p.m., Eastern Daylight Time, at the Company's offices, 74 Seneca Street, Dundee, New York.

          In addition to electing directors and ratifying the appointment of auditors, the Company's shareholders will be asked to approve the sale of 4,166,667 shares (the "Investment") of a new class of Convertible Participating Preferred Stock with $0.025 par value per share (the "New Preferred Stock") for aggregate gross proceeds of up to $50 million. The sale of the 4,166,667 shares will occur in two simultaneous transactions: (i) a sale of 1.167 million shares of the New Preferred Stock to a group of investors for gross proceeds of $14 million and (ii) in connection with a rights offering (the "Rights Offering") pursuant to which the Company will offer to the holders of its common stock the right to purchase up to 3 million shares of the New Preferred Stock. The aforementioned group of investors will act as standby purchasers with respect to a maximum of 2.5 million shares of the New Preferred Stock not purchased by the Company's shareholders in the Rights Offering (for a total purchase price of up to $30 million). The proceeds of the Investment, between $44 million and $50 million, will be used to reduce the Company's outstanding indebtedness.

         In connection with the Investment, the Company will also be seeking shareholder approval of an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Charter") to (i) increase the number of authorized shares of the Company's Preferred Stock with $0.025 par value per share from 4,000,000 shares to 8,200,000 shares and define the relative rights preferences and limitations thereof; (ii) increase the number of authorized shares of the Company's Class A Common Stock, $0.25 par value per share ("Class A Common Stock") from 10,000,000 shares to 20,000,000 shares; (iii) add a provision to the Charter requiring unanimous approval of the Company's Board of Directors for certain major corporate actions; and (iv) exempt the acquisitions of the New Preferred Stock hereunder by the aforementioned group of investors from the Class A Special Rights provisions of the Charter (collectively, the "Charter Amendments").

          The Charter Amendments and the ratification of auditors are subject to the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon as of the close of business on July 13, 1998, the record date for the Meeting (the "Record Date"). The issuance of the shares pursuant to the Rights Offering and related transactions is subject to the affirmative vote of a majority of the total votes cast at the Meeting. The election of directors is subject to the affirmative vote of a plurality of the votes cast at the Meeting by the shareholders entitled to vote thereon.

         The Board of Directors has approved the Investment, the Charter Amendments, the election of directors and other items to be considered at the Meeting. The Board of Directors recommends a vote FOR each of the items to be considered.

          As I have already stated publicly, the investment by our shareholders and the new group of investors, a respected and knowledgeable financial group with long-standing ties to the Company, is a very welcome development that will enable us to proceed with our business plan. This equity infusion and the concomitant reduction of our indebtedness will benefit the Company as well as its shareholders.

         Attached is the formal Notice of Annual Meeting and a Proxy Statement providing details of the Investment, the Rights Offering, the Charter Amendments, related transactions and other important information. Please review the materials carefully.

         The proposed transactions are very important to you as a shareholder. Therefore, whether or not you plan to attend the Meeting, I urge you to give your immediate attention to the proposals. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you are present at the Meeting you may, if you wish withdraw your proxy card and vote in person.

                                           Very truly yours,
                                           KRAIG H. KAYSER

                                           President and Chief Executive Officer

                            SENECA FOODS CORPORATION
                           1162 Pittsford-Victor Road
                            Pittsford, New York 14534

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 7, 1998

         NOTICE IS HEREBY given that the Annual Meeting (the "Meeting") of shareholders of Seneca Foods Corporation (the "Company") will be held at 74 Seneca Street, Dundee, New York on August 7, 1998 at 1:00 p.m., Eastern Daylight Time, for the following purposes:

Election of Directors

          (1) To elect three directors (including one director designated by the New Investors (as defined below)) to serve until the Annual Meeting of shareholders in 2001, one director (as designated by the New Investors)) to serve until the Annual Meeting of shareholders in 2000 and one director to serve until the Annual Meeting of shareholders in 1999, and until each of their successors is duly elected and shall qualify.

The Investment Proposal

          (2) To authorize and approve the issuance and sale, for an aggregate purchase price of up to $50 million, of 4,166,667 shares of Convertible Participating Preferred Stock with $0.025 par value per share (the "New
Preferred Stock"), for a subscription price of $12.00 per share (the "Subscription Price") in connection with (i) the sale of 1.167 million shares of New Preferred Stock to Carl Marks Strategic Investments, L.P.and related entities (collectively, the "New Investors") and (ii) a rights offering of up to $36 million of the New Preferred Stock made to the holders of the Company's common stock on July 13, 1998, and to the New Investors as standby purchasers with respect to shares not purchased by such shareholders (collectively, the "Rights Offering"). Such sale and Rights Offering (collectively, the "Investment") shall be constituted pursuant to a Stock Purchase Agreement, dated as of June 22, 1998, between the Company and the New Investors (the "Stock Purchase Agreement"), attached as Appendix A to the accompanying Proxy Statement.

          (3) To amend the Company's Restated Certificate of Incorporation, as amended (the "Charter") to increase the number of authorized shares of the Company's Preferred Stock with $0.025 par value per share ("Class A Preferred Stock") from 4,000,000 shares to 8,200,000 shares.

          (4) To amend the Company's Charter to increase the number of authorized shares of Class A Common Stock from 10,000,000 shares to 20,000,000 shares.

          (5) To amend the Company's Charter, in accordance with Section 709 of the New York Business Corporation Law, to require unanimous approval of the Company's Board of Directors for certain major corporate actions.

          (6) To amend the Company's Charter to state that the shares which may be acquired by the New Investors upon conversion of the New Preferred Stock on a share-for-share basis into Class A Common Stock have been acquired for an "equitable price," thereby exempting such acquisitions from the Class A Special Rights (as hereinafter defined) provisions of the Company's Charter.


Other Matters

          (7) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1999.

          (8) To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Accompanying this notice is a form of proxy and Proxy Statement. If you are unable to be present in person at the Meeting, please sign the enclosed form of proxy and return it in the enclosed envelope. If you attend the Meeting and vote personally, the proxy will not be used. Only shareholders of record at the close of business on July 13, 1998 are entitled to notice of and to vote at the Meeting and any adjournment thereof. The prompt return of your proxy will save the expense of further communications.


By Order of the Board of Directors




JEFFREY L. VAN RIPER
Secretary
DATE:  July 17, 1998


IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            SENECA FOODS CORPORATION


                         Date of Mailing: July 17, 1998
             Date of Annual Meeting of Shareholders: August 7, 1998

         The enclosed proxy is solicited by the Board of Directors of Seneca Foods Corporation (hereinafter, the "Company"). Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy. The signing of the form of proxy will not preclude the shareholder from attending the Annual Meeting (the "Meeting") and voting in person, which will also revoke the proxy. Shares represented by proxy will be voted in accordance with the directions of the shareholder. If no choices are specified on the proxy, the proxy will be voted FOR the proposals discussed in this Proxy Statement.

          Only record holders of the voting stock at the close of business on July 13, 1998 (the "Record Date") are entitled to vote at the Meeting. On that day the following shares were issued and outstanding: (i) 3,143,125 shares of Class A common stock, $0.25 par value per share ("Class A Common Stock"); (ii) 2,796,555 shares of Class B common stock, $0.25 par value per share ("Class B Common Stock" and, together with the Class A Common Stock, sometimes collectively referred to as the "Common Stock"); (iii) 200,000 shares of Six Percent (6%) Cumulative Voting Preferred Stock, $0.25 par value per share ("6% Preferred Stock"); (iv) 407,240 shares of 10% Cumulative Convertible Voting Preferred Stock -- Series A, $0.25 stated value per share ("10% Series A Preferred Stock"); and (v) 400,000 shares of 10% Cumulative Convertible Voting Preferred Stock -- Series B, $0.25 stated value per share ("10% Series B
Preferred Stock"). The shares of Class B Common Stock, 10% Series A Preferred Stock and 10% Series B Preferred Stock are entitled to one vote per share on all matters submitted to the Company's shareholders. The shares of Class A Common Stock are entitled to one-twentieth (20) of one vote per share on all matters submitted to the Company's shareholders. The shares of 6% Preferred Stock are entitled to one vote per share, but only with respect to the election of directors.

         At the Meeting, shareholders of the Company will consider and vote upon the following matters:

Election of Directors

         (1) To elect three directors (including one director designated by the New Investors (as defined below)) to serve until the Annual Meeting of shareholders in 2001, one director (as designated by the New Investors) to serve until the Annual Meeting of shareholders in 2000 and one director to serve until the Annual Meeting of shareholders in 1999, and until each of their successors is duly elected and shall qualify.

The Investment Proposal

          (2) To authorize and approve the issuance and sale, for an aggregate purchase price of up to $50 million, of 4,166,667 shares of Convertible Participating Preferred Stock with $0.025 par value per share (the "New
Preferred Stock") for a subscription price of $12.00 per share (the "Subscription Price") in connection with (i) the sale of 1.167 million shares of New Preferred Stock to Carl Marks Strategic Investments, L.P. and related entities (collectively, the "New Investors") and (ii) a rights offering of up to $36 million of the New Preferred Stock made to the holders of the Company's Common Stock on July 13, 1998, and to the New Investors as standby purchasers with respect to shares not purchased by such shareholders (collectively, the "Rights Offering"). Such sale and Rights Offering (collectively, the "Investment") shall be constituted pursuant to a Stock Purchase Agreement, dated as of June 22, 1998, between the Company and the New Investors (the "Stock Purchase Agreement"), attached as Appendix A to this Proxy Statement.

          (3) To amend the Company's Restated Certificate of Incorporation, as amended (the "Charter") to increase the number of authorized shares of the Company's Preferred Stock, with $0.025 par value per share ("Class A Preferred Stock") from 4,000,000 shares to 8,200,000 shares.

          (4) To amend the Company's Charter to increase the number of authorized shares of Class A Common Stock from 10,000,000 shares to 20,000,000 shares.

          (5) To amend the Company's Charter, in accordance with Section 709 of the New York Business Corporation Law (the "BCL"), to require unanimous approval of the Company's Board of Directors for certain major corporate actions.

          (6) To amend the Company's Charter to state that the shares which may be acquired by the New Investors upon conversion of the New Preferred Stock on a share-for-share basis into Class A Common Stock (the "Conversion Shares") have been acquired for an "equitable price," thereby exempting the acquisitions described herein from the Class A Special Rights (as hereinafter defined) provisions of the Company's Charter.

         Proposals (3) through (6) collectively are referred to as the "Charter Amendments."


Other Matters

         (7) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1999.

         (8) To transact such other business as may properly come before the Meeting or any adjournment thereof.

          The Board of Directors of the Company has approved, by unanimous vote of directors, and recommends that you vote FOR, each of the items set forth above. See

"Proposal No. 2--Board of Directors Approval." The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company, CMCO, Inc., Edwin S. Marks, Marjorie Boas and Nancy Marks (the latter four of which are related to the New Investors via common ownership in certain entities and family relationships and which sometimes collectively are referred to as the "Related Marks
Shareholders") have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Investment Proposal (as defined below) and for the election of Andrew M. Boas and Arthur H. Baer (the "Investor Designees") as directors of the Company. The combined voting power of these persons is sufficient to approve all matters presented to the shareholders at the Meeting. See "Ownership of Securities."

         The New Investors' obligation to consummate the Investment is subject to, among other things, shareholder approval of the Investment, the election of the Investor Designees and the filing of the Charter Amendments (collectively, the "Investment Proposal"). The Company's obligation to consummate the Investment is subject to, among other things, shareholder approval of the Investment Proposal. Consummation of the Investment is also subject to these and other conditions, and there can be no assurance that all such conditions will be satisfied or waived by the appropriate party to the Stock Purchase Agreement. See "Proposal No. 2--The Stock Purchase Agreement--Closing Conditions."

                                     SUMMARY


          The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Appendices hereto. Shareholders are urged to read carefully this Proxy Statement, including the Appendices hereto, in their entirety.

          This Proxy Statement is being furnished to stockholders in connection with the Meeting of the Company, at which shareholders will consider and vote on
(i) the election of five directors to the Company's Board of Directors; (ii) the Investment, whereby the Company will issue and sell 4,166,667 shares of New Preferred Stock in a two-part transaction: (A) 1,166,667 shares to the New Investors for gross proceeds of $14 million and (B) 3,000,000 shares to be offered to the Company's shareholders in the Rights Offering for gross proceeds of up to $36 million; (iii) the amendment of the Charter to: (A) increase the number of authorized shares of the Company's Preferred Stock with $0.025 par value per share from 4,000,000 shares to 8,200,000 shares; (B) increase the total number of authorized shares of the Company's Class A Common Stock from 10,000,000 shares to 20,000,000 shares; (C) require, in accordance with Section 709 of the BCL, unanimous approval of the Company's Board of Directors for certain major corporate actions; and (D) state that the Conversion Shares were acquired by the New Investors for an "equitable price," thereby exempting the acquisitions described herein from the Class A Special Rights provisions of the Charter; and (iv) the ratification by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1999.

         The Board of Directors has approved, by unanimous vote of directors, and recommends that you vote FOR, the items set forth above. See "Proposal No. 2--Board of Directors Approval." The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company and the Related Marks Shareholders have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Investment Proposal and the election of the Investor Designees. The combined voting power of these persons is sufficient to approve all matters presented to the shareholders at the Meeting. See "Ownership of Securities."

          The New Investors' obligation to consummate the Investment is subject to, among other things, shareholder approval of the Investment Proposal. The Company's obligation to consummate the Investment is subject to, among other things, shareholder approval of the Investment Proposal. Consummation of the Investment is also subject to these and other conditions, and there can be no assurance that all such conditions will be satisfied or waived by the appropriate party to the Stock Purchase Agreement. See "Proposal No. 2-- The Stock Purchase Agreement--Closing Conditions."

          Upon consummation of the Investment, the New Investors will own approximately 53.8% of the Class A Common Stock that will then be outstanding (assuming that the New Investors purchase 3,666,667 shares of New Preferred Stock in accordance with the Stock Purchase Agreement, the conversion of all shares of New Preferred Stock into shares of Class A Common Stock and that none of the Company's existing shareholders exercise their Rights in the Rights Offering). The Company has made the assumption throughout this Proxy Statement that none of the Company's existing shareholders will exercise their Rights in the  Rights  Offering  for  purposes  of  consistency,  and the  Company  has no knowledge of whether or not any shareholders (other than the Existing Shareholders (as hereinafter defined) pursuant to the Shareholders Agreement and Pillsbury pursuant to the Pillsbury Agreement) will exercise their Rights in the Rights Offering. These assumptions should not be construed to mean that the Company's existing shareholders, other than the Existing Shareholders (as hereinafter defined) pursuant to the Shareholders Agreement and Pillsbury pursuant to the Pillsbury Agreement, will not exercise their Rights in the Rights Offering.

          Because the Conversion Shares have only one-twentieth (1/20) of one vote per share, the New Investors will control approximately 4.4% of the voting power of the Company in an election of directors (based upon the assumptions set forth above) after consummation of the Investment. At such time, the Investor Designees will assume their positions as directors of the Company and will be appointed to committees of the Board of Directors so that the Investor Designees will constitute at least 22% of each committee of the Company's Board of Directors.

          The net proceeds of the Investment will be used by the Company to reduce its current indebtedness. See "Proposal No. 2--Background" and "--Board of Directors Approval--Effect of the Investment on the Company's Financial Condition and Prospects."

The Company

         Seneca Foods Corporation, which was founded in 1949, conducts its business almost entirely in food processing, including canned and frozen vegetables and fruit and fruit juice products. The Company's food products are packed under its own brands (including Seneca(R), Libby's(R) (under license), Aunt Nellie's Farm Kitchen(R), Blue Boy(R) and TreeSweet(R)), private labels and under the Green Giant(R) brand name.


The New Investors

         The New Investors are comprised of two Delaware limited partnerships and one Cayman Islands corporation. The New Investors are affiliated via common ownership of certain entities and family relationships with the Related Marks Shareholders.

The Meeting

Time, Date and Place

          The Meeting will be held at the Company's offices, 74 Seneca Street, Dundee, New York on Friday, August 7, 1998 at 1:00 p.m., Eastern Daylight Time.


Record Date

          Holders of record of the Company's capital stock at the close of business on July 13, 1998, the Record Date, are entitled to receive notice of and to vote at the Meeting.


Vote Required

          Provided that a quorum is present, the Charter Amendments and the ratification of auditors are subject to the affirmative vote of a majority of the total votes cast the Meeting. The Investment is subject to the affirmative vote of a majority of the total votes cast at the Meeting. The election of directors is subject to the affirmative vote of a plurality of the votes cast at the Meeting by the shareholders entitled to vote thereon. As of the Record Date, the following shares were issued and outstanding and entitled to receive notice of and to vote at the Meeting: 3,143,125 shares of Class A Common Stock; 2,796,555 shares of Class B Common Stock; 200,000 shares of Six Percent (6%) Voting Cumulative Preferred Stock, $0.25 par value per share (the "6% Preferred Stock"); 407,240 shares of Ten Percent (10%) Cumulative Convertible Voting Preferred Stock - Series A, $0.025 stated value per share (the "10% Series A Preferred Stock") and 400,000 shares of Ten Percent (10%) Cumulative Convertible Voting Preferred Stock - Series B, $0.025 stated value per share (the "10% Series B Preferred Stock"). The Class B Common Stock, the Series A Preferred Stock and the Series B Preferred Stock are each entitled to one vote per share on all matters presented to the shareholders at the Meeting. The Class A Common Stock is entitled to one-twentieth (1/20) of one vote per share on all matters presented to the shareholders at the Meeting. The 6% Preferred Stock is entitled to one vote per share, but only with respect to the election of directors.


Item 1 -- Election of Directors

         Shareholders will be asked to elect: (i) three directors (including one Investor Designee) to serve until the Company's Annual Meeting of shareholders in 2001; (ii) one director (an

Investor Designee) to serve until the Company's Annual Meeting of shareholders in 2000; and (iii) one director to serve until the Company's Annual Meeting of shareholders in 1999.


Items 2-6 -- The Investment Proposal

          Pursuant  to the  Stock  Purchase  Agreement,  the  Company  will sell
4,166,667 shares of New Preferred Stock, convertible immediately on a share-for-share basis into Class A Common Stock, for an aggregate purchase price of up to $50 million. Upon consummation of the Investment, the New Investors will own approximately 53.8% of the Class A Common Stock and approximately 4.4% of the voting power of the Company (assuming the purchase by the New Investors of 3,666,667 shares of New Preferred Stock, that none of the Company's existing shareholders exercise their Rights and the conversion of all shares of New Preferred Stock into Class A Common Stock).


Reasons for the Investment

          The Board of Directors of the Company, by unanimous vote of the directors, determined that the Investment, together with other aspects of the Investment Proposal, is in the best interests of the Company and its shareholders. As a result of certain acquisitions and the capital expenditures necessitated thereby, the Company has substantially increased its indebtedness in the last four fiscal years. This increased indebtedness potentially reduces the Company's ability to obtain additional financing, respond to market trends and carry out its planned operations and capital investment requirements during economic downturns and other adverse conditions which occur from time to time in the food processing industry. The net proceeds of the Investment will be used to reduce the Company's indebtedness.

Effect on Existing Shareholders; Advantages and Disadvantages of the Investment
  Proposal

          If the Investment is consummated and the New Investors purchase 3.667 million shares of New Preferred Stock, and convert such shares into 3.667 million shares of Class A Common Stock, the New Investors will control 4.4% of the voting power of the Company or 16.6% when combined with the voting power of the Related Marks Shareholders (assuming none of the Company's existing shareholders exercise their rights in the Rights Offering). Certain provisions in the Stock Purchase Agreement, the Shareholders Agreement (as hereinafter defined) and the Certificate of Amendment provide other opportunities for the New Investors to exercise some influence over the Company, including (i) at least 22% of the representation on the Board of Directors and any committee thereof and (ii) the requirement of unanimous Board of Director approval for certain major corporate actions, which effectively gives any director (including the Investor Designees) a veto power on major issues presented to the Company's Board of Directors.

          Because the Subscription Price of $12.00 per share is less than the current market value and tangible book value of the Class A Common Stock ($13.50 and $15.00, respectively, on July 6, 1998), the Company's existing shareholders will suffer potential dilution to the market value and tangible book value of the Common Stock. Also, the aggregate amount of the discount could be treated as a preferred stock dividend which could decrease earnings per share or increase any per share loss reported in the 1999 fiscal year.

          Advantages of the Investment to current shareholders include a reduction in the Company's overall indebtedness, reduction of the Company's future interest costs, an improvement in the Company's coverage ratios and the guidance and expertise of the New Investors and the Investor Designees. Furthermore, the increased capital will potentially improve the Company's competitiveness and permit the Company to take advantage of various business opportunities that, absent the Investment, the Company may have been forced to forego.

          Disadvantages of the Investment to current shareholders include potential dilution of their ownership interest in the Company, a possible decrease in earnings per share or increase in any per share loss in fiscal year 1999 and the reduced voting power of the existing shareholders due to the purchase by the New Investors.


Board of Directors Approval

         At a meeting of the Company's Board of Directors held April 3, 1998, the Board, by unanimous vote, determined that the Investment, together with the other aspects of the Investment Proposal, is in the best interests of the Company and its shareholders and approved the Investment, the Stock Purchase Agreement, the Shareholders Agreement, the Registration

Rights Agreement (as hereinafter defined) and the Certificate of Amendment. At a subsequent Board of Directors meeting held on June 19, 1998, the Board unanimously reaffirmed its support and approval of the Investment Proposal.


Stock Purchase Agreement

          The Stock Purchase Agreement is described in "Proposal No. 2--The Stock Purchase Agreement" and is attached hereto as Appendix A.


The Shareholders Agreement

          The   Shareholders   Agreement   is   described   in   "Proposal   No.
2--Shareholders Agreement" and is attached hereto as Appendix B.


The Registration Rights Agreement

          The Registration Rights Agreement is described in "Proposal No. 2--Registration Rights Agreement" and is attached hereto as Appendix C.


The Certificate of Amendment

          The Certificate of Amendment is described in "Proposal No. 2--The Charter Amendments" and is attached hereto as Appendix D.


Item 7 -- Ratification of Appointment of Independent Auditors

         A resolution will be presented at the Meeting to ratify Deloitte & Touche LLP ("Deloitte") by the Board of Directors as independent auditors to examine the financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 1999 and to perform other appropriate accounting services.


         The Board of Directors recommends that the shareholders vote FOR the Investment Proposal (Items 2-6). The Board also recommends that the Company's shareholders vote for the other items presented at the Meeting.

Appraisal Rights

         Under New York Law, shareholders are not entitled to any appraisal or dissenters' rights with respect to the Investment Proposal or other matters to be presented at the Meeting.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

          Under the By-Laws of the Company (the "By-Laws"), its Board of Directors is divided into three classes, as equal in number as possible, having staggered terms of three years each. At this Meeting (i) three directors
(including one Investor Designee) will be elected to serve until the Annual Meeting of shareholders in 2001 and until their successors are duly elected and shall qualify; (ii) one director (an Investor Designee) will be elected to serve until the Annual Meeting of shareholders in 2000 and until his successor is duly elected and shall qualify; and (iii) one director will be elected to serve until the Annual Meeting of shareholders in 1999 and until his successor is duly elected and shall qualify. As a condition to the closing of the Investment, the Company agreed to nominate the Investor Designees for election as directors with terms expiring in years 2000 and 2001. To accommodate such agreement and to maintain an even distribution amongst the classes of directors, it is necessary to decrease the size of the class whose term expires in year 2000. To facilitate this, G. Brymer Humphreys has agreed to resign from his position as director effective immediately prior to the Meeting. The Board of Directors has accepted such resignation and nominated G. Brymer Humphreys to serve as a director of the Company (subject to shareholder approval) for a term expiring in 1999.

          Unless authority to vote for the election of directors is withheld or the proxy is marked to the contrary as provided therein, the enclosed proxy will be voted for the election of the nominees listed below, three of whom are presently directors of the Company.

          Although the directors do not contemplate that any of the nominees will be unable to serve, should such a situation arise, the proxy may be voted for the election of other persons as directors. Each nominee, to be elected as a director, must receive the affirmative vote of a plurality of the votes cast at the Meeting by the shareholders entitled to vote thereon.

          The following table sets forth certain information with respect to the nominees for election as directors and directors whose terms continue beyond the meeting:


                                                                                                             Served
                                                                                                               as
Director                                 Principal Occupation for Past Five                     Age         Director
                                         Years(1)                                                             Since
-------                                  ----------------------------------                     ---         --------

                                         Directors Standing for Election
                                         -------------------------------
To serve  until the  annual  meeting  of  shareholders  in 2001 and until  their successors are duly elected and shall qualify:

David L. Call                            Emeritus Dean and Professor of the                        66            1985
                                         College of Agriculture and Life
                                         Sciences, Cornell University, Ithaca,
                                         New York, since 1995; Dean of the
                                         College of Agriculture and Life
                                         Sciences, until 1995.

Susan W. Stuart(2)                       Marketing Consultant, Fairfield,                          43            1986
                                         Connecticut.



Andrew M. Boas(3)(4)                     General Partner of Carl Marks                             43             ---
                                         Management Company, L.P. since
                                         1987; President of Carl Marks Offshore
                                         Management, Inc. since 1994;
                                         Managing Director of CMCO, Inc.
                                         since 1982; Vice President of CM
                                         Capital since 1988; Vice President of
                                         Carl Marks & Co., Inc. since 1982.



To serve until the annual meeting of shareholders in 2000 and until his successor is duly elected and shall qualify:

Arthur H. Baer(3)                        President of Hudson Valley Publishing,                    51             ---
                                         Inc. since 1998; President of XYAN
                                         Inc. from 1996 to 1998; Dean of the
                                         College of Business and  Administration
                                         Drexel University from 1993 to 1996.




                                                     - 12 -







To serve until the annual meeting of shareholders in 1999 and until his successor is duly elected and shall qualify:

G. Brymer Humphreys                      President, Humphreys Farms Inc., New                      57            1983
                                         Hartford, New York


                                         Directors Whose Terms Expire
                                                      in 1999

Robert T. Brady                          President and Chief Executive Officer                     57            1989
                                         of Moog Inc., East Aurora, New York
                                         (manufacturer of control systems).(5)

Arthur S. Wolcott(2)                     Chairman of the Company.                                  72            1949



                                         Directors Whose Terms Expire
                                                      in 2000

Edward O. Gaylord                        President of Gaylord & Company,                           66            1975
                                         Houston,  Texas  (venture  capital) and
                                         the    Chairman    of    EOTT    Energy
                                         Corporation,    Houston,   Texas   (oil
                                         trading and transportation).(6)

Kraig H. Kayser                          President and Chief Executive Officer                     37            1985
                                         of the Company since 1993 and Vice
                                         President, Secretary and Chief Financial
                                         Officer of the Company until 1993.(7)



(1) Unless otherwise indicated, each nominee has had the same principal occupation for at least the past five years.

(2)  Susan W. Stuart and Arthur S. Wolcott are daughter and father.

(3) The election of Messrs. Boas and Baer as directors of the Company will not be effective until the closing of the Investment. If the Investment is not consummated, Messrs. Boas and Baer will not be directors of the Company and the size of the Board of Directors will not be increased from seven members to nine members.



                                     - 13 -




(4)  Mr.  Boas is also a  director  of the  following  publicly-held  companies:
     Thousand Trails, Inc. and Vertientes Camaguey Sugar Company, Inc.

(5) Mr. Brady is also a director of the following publicly-held companies: Acme Electric Corporation; Astronics Corporation; M&T Bank Corporation (formerly known as First Empire State Corporation); and National Fuel Gas Corp.

(6)  Mr. Gaylord is also a director of the following publicly-held companies:
     Essex International Inc.; Kinder Morgan Energy Partners, L.P.; and Imperial Holly Corporation.

(7)  Mr. Kayser is also a director of the following  publicly-held  company:
     Moog Inc.



                             OWNERSHIP OF SECURITIES


          Ownership by Management. The following table sets forth certain information with respect to beneficial ownership of the Company's outstanding Class A Common Stock, Class B Common Stock, 6% Preferred Stock, 10% Series A Preferred Stock and 10% Series B Preferred Stock by each director and by all directors and officers as a group as of July 6, 1998 (assuming (i) the issuance of 3,666,667 shares of New Preferred Stock to the New Investors; (ii) the conversion of the New Preferred Stock on a share-for-share basis into 3,666,667 shares of Class A Common Stock by the New Investors; and (iii) that none of the Company's existing shareholders exercise the Rights to issued to them in the Rights Offering; ("beneficial ownership" for these purposes is determined in accordance with applicable Securities and Exchange Commission ("SEC") rules and includes shares over which a person has sole or shared voting power or investment power):

           Name                           Title of Class                     Shares Beneficially
                                                                                     Owned(1)               Percent of Class
                                                                            Prior to          After         Prior to       After
                                                                            Offering        Offering        Offering     Offering
           ----                            -------------                    --------        --------        --------     --------

Edward O. Gaylord            Class A Common Stock                                4,544           4,544        --- (2)      --- (2)
                             Class B Common Stock                                4,544           4,544        --- (2)      --- (2)
G. Brymer Humphreys          Class A Common Stock                                  800             800        --- (2)      --- (2)
                             Class B Common Stock                                  800             800        --- (2)      --- (2)


                                                                 - 14 -


Kraig H. Kayser              Class A Common Stock (3)                          269,929         269,929       8.60         3.96
                             Class B Common Stock (4)                          278,329         278,329      10.00        10.00
                             6% Preferred Stock (5)                              8,000           8,000       4.00         4.00
                             10% Series A Preferred Stock (6)                  173,812         173,812      42.70        42.70
                             10% Series B Preferred Stock (7)                  165,080         165,080      41.30        41.30
David L. Call                Class A Common Stock (8)                              600             600        --- (2)      --- (2)
                             Class B Common Stock (8)                              600             600        --- (2)      --- (2)
Susan W. Stuart              Class A Common Stock (9)                          186,151         186,151       5.90         2.73
                             Class B Common Stock (10)                         191,733         191,733       6.90         6.90
                             6% Preferred Stock                                 25,296          25,296      12.60        12.60
Arthur S. Wolcott            Class A Common Stock (11)                         252,549         252,549       8.00         3.70
                             Class B Common Stock (12)                         264,634         264,634       9.50         9.50
                             6% Preferred Stock (13)                            63,288          63,288      31.60        31.60
                             10% Series A Preferred Stock (14)                 212,840         212,840      52.30        52.30
                             10% Series B Preferred Stock (15)                 212,200         212,200      53.00        53.00
Andrew M. Boas               Class A Common Stock (16)                               0       3,666,667        --- (2)    53.84
Robert T. Brady                                                                      0               0        --- (2)      --- (2)
Arthur H. Baer                                                                       0               0        --- (2)      --- (2)
All directors and            Class A Common Stock (18)                         481,759       4,632,514      15.30        68.02
officers as a group (18)     Class B Common Stock (19)                         509,826         509,826      18.20        18.20
                             6% Preferred Stock (20)                            96,584         296,584      48.30        48.30
                             10% Series A Preferred Stock (21)                 386,652         386,652      94.90        94.90
                             10% Series B Preferred Stock (22)                 377,280         377,280      94.30        94.30


                  (1) Unless otherwise stated, each person named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by that person. No stock options are held by any of the named individuals or the group. The holdings of Class A Common Stock and Class B Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which are currently convertible into Class A Common Stock and Class B Common Stock on the basis of 20 and 30 shares of Preferred Stock, respectively, for each share of Common Stock.

                  (2)      Less than 1.0%.


                                     - 15 -


                  (3) Mr. Kayser has sole voting and investment power over 51,928 shares of Class A Common Stock owned by him and sole voting but no investment power over 24,950 shares owned by his siblings and their children which are subject to a voting trust agreement of which Mr. Kayser is a trustee. Mr. Kayser has shared voting and investment power with respect to 76,644 shares held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. Robert Oppenheimer of Rochester, New York is the other co-trustee of the trusts. The shares in the table include (i) 6,117 shares held by the Company's Tax Credit Employee Stock Ownership Plan Trust (the "PAYSOP"), of which Mr. Kayser is a trustee; (ii) 78,188 shares held by the Seneca Foods Corporation Employees' Pension Benefit Plan (the "Pension Plan"), of which Mr. Kayser is a trustee; and (iii) 32,102 shares held by the Seneca Foods Foundation (the "Foundation"), of which Mr. Kayser is a director. The shares reported in the table do not include (i) 14,912 shares owned by Mr. Kayser's mother, (ii) 19,000 shares held in trust for Mr. Kayser's mother, or (iii) 10,534 shares held by the Seneca Foods Corporation Employees Savings Plan (the "401(k) Plan"), over which the Company's officers may be deemed to have shared voting and investment power. Mr. Kayser has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation. He disclaims beneficial ownership of the shares held by his mother and in trust for his mother and the shares held by the 401(k) Plan.

                  (4) Mr. Kayser has sole voting and investment power over 53,628 shares of Class B Common Stock owned by him and sole voting but no investment power over 32,650 shares owned by his siblings and their children which are subject to a voting trust agreement of which Mr. Kayser is a trustee. Mr. Kayser has shared voting and investment power with respect to 76,644 shares held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. Robert Oppenheimer of Rochester, New York is the other co-trustee of the trusts. The shares in the table include (i) 6,117 shares held by the PAYSOP, of which Mr. Kayser is a trustee; (ii) 78,188 shares held by the Pension Plan, of which Mr. Kayser is a trustee; and (iii) 31,102 shares held by the Foundation, of which Mr. Kayser is a director. The shares in the table do not include (i) 14,912 shares owned by Mr. Kayser's mother; (ii) 19,000 shares held in trust for Mr. Kayser's mother; and (iii) 3,916 shares held by the 401(k) Plan, over which the Company's officers may be deemed to have shared voting and investment power. Mr. Kayser has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation. He disclaims beneficial ownership of the shares held by his mother and in trust for his mother and the shares held by the 401(k) Plan.

                  (5) Does not include 27,536 shares of 6% Preferred Stock held by Mr. Kayser's brother, as to which Mr. Kayser disclaims beneficial ownership. See the table under "--Principal Owners of Voting Stock."

                  (6) Mr. Kayser has shared voting and investment power with respect to 141,644 shares of 10% Series A Preferred Stock held in two trusts described in note


                                     - 16 -


                           3 above. The total 173,812 shares of 10% Series A Preferred Stock are convertible into 8,690 shares of Class A Common Stock and 8,690 shares of Class B Common Stock.

                  (7) Mr. Kayser has shared voting and investment power with respect to 165,080 shares of 10% Series B Preferred Stock held in two trusts described in notes 3 and 4 above. These shares are convertible into 5,502 shares of Class A Common Stock and 5,502 shares of Class B Common Stock.

                  (8) Dr. Call has sole voting and investment power over 200 shares of Class A Common Stock and 200 shares of Class B Common Stock he owns. He has shared voting and investment power over 400 shares of Class A Common Stock and 400 shares of Class B Common Stock owned jointly with his spouse.

                  (9) The shares in the table include (i) 11,276 shares of Class A Common Stock held by Ms. Stuart's husband;
                           (ii) 2,594 shares owned by her sister's son, of which Ms. Stuart is the trustee; (iii) 6,117 shares held by the PAYSOP, of which Ms. Stuart is a trustee; (iv) 78,188 shares held by the Pension Plan, of which Ms. Stuart is a trustee; and (v) 32,102 shares held by the Foundation of which Ms. Stuart is a director. Ms. Stuart has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation and sole voting and investment power with respect to the shares owned by her sister's son. She disclaims beneficial ownership of the shares held by her husband.

                  (10) The shares in the table include (i) 12,668 shares of Class B Common Stock held by Ms. Stuart's husband;
                           (ii) 6,392 shares owned by her sister's sons, of which Ms. Stuart is the trustee; (iii) 6,117 shares held by the PAYSOP, of which Ms. Stuart is a trustee;
                           (iv) 78,188 shares held by the Pension Plan, of which Ms. Stuart is a trustee; and (v) 31,102 shares held by the Foundation of which Ms. Stuart is a director. Ms. Stuart has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation and sole voting and investment power with respect to the shares owned by her sister's sons. She disclaims beneficial ownership of the shares held by her husband.

                  (11) The shares in the table include (i) 46,826 shares of Class A Common Stock held by Mr. Wolcott's wife; (ii) 6,117 shares held by the PAYSOP, of which Mr. Wolcott is a trustee; (iii) 78,188 shares held by the Pension Plan, of which Mr. Wolcott is a trustee; and (iv) 32,102 shares held by the Foundation, of which Mr. Wolcott is a director. The shares reported in the table do not include (i) 278,540 shares of Class A Common Stock held directly by Mr. and Mrs. Wolcott's offspring and their families (including Susan W. Stuart) or (ii) 10,534 shares held by the 401(k) Plan, over which the Company's officers may be deemed to have shared voting and investment power. Mr. Wolcott has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation. He disclaims beneficial ownership with respect to the shares held by his wife, his offspring and their families and the 401(k) Plan.


                                     - 17 -


                  (12) The shares in the table include (i) 34,338 shares of Class B Common Stock held by Mr. Wolcott's wife; (ii) 6,117 shares held by the PAYSOP, of which Mr. Wolcott is a trustee; (iii) 78,188 shares held by the Pension Plan, of which Mr. Wolcott is a trustee; and (iv) 31,102 shares held by the Foundation, of which Mr. Wolcott is a director. The shares in the table do not include (i) 316,516 shares of Class B Common Stock held directly by Mr. and Mrs. Wolcott's offspring and their families (including Susan W. Stuart) or (ii) 3,916 shares held by the 401(k) Plan, over which the Company's officers may be deemed to have shared voting and investment power. Mr. Wolcott has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation. He disclaims beneficial ownership with respect to the shares held by his wife, his offspring and their families and the 401(k) Plan.

                  (13) Includes 30,444 shares of 6% Preferred Stock held under a shareholder voting agreement giving Mr. Wolcott sole voting power of the shares, but not investment power or beneficial ownership of the shares. Does not include 101,176 shares of 6% Preferred Stock held directly by Mr. and Mrs. Wolcott's offspring (including Susan W. Stuart), as to which Mr. Wolcott disclaims beneficial ownership.

                  (14) These shares are convertible into 10,642 shares of Class A Common Stock and 10,642 shares of Class B Common Stock.

                  (15) These shares are convertible into 7,073 shares of Class A Common Stock and 7,073 shares of Class B Common Stock.

                  (16) Includes 3,666,667 shares of Class A Common Stock (assuming conversion of the shares of New Preferred Stock) owned by the New Investors as to which Mr. Boas disclaims beneficial ownership.

                  (17) Does not include 300 shares of Class A Common Stock and 300 shares of Class B Common Stock owned by Mr. Brady's children as to which Mr. Brady disclaims beneficial ownership.

                  (18)     See notes 3, 8, 9, 11, 16 and 17 above.

                  (19)     See notes 4, 8, 10 and 12 above.

                  (20)     See notes 5 and 13 above.

                  (21)     See notes 6 and 14 above.

                  (22)     See notes 7 and 15 above.


                                     - 18 -



          Principal Owners of Voting Stock. The following table sets forth, as of July 6, 1998, certain information with respect to persons known by the Company to be the beneficial owners of more than five percent of the classes of stock ("beneficial ownership" for these purposes is determined in accordance with applicable Commission rules and includes shares over which a person has sole or shared voting power or investment power). The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which are currently convertible into Class A Common Stock and Class B Common Stock on the basis of 20 and 30 shares of Preferred Stock, respectively, for each share of Common Stock. The holdings of Class A Common Stock listed in the table as held "After Offering" assumes (i) the issuance to the New Investors of 3.667 million shares of New Preferred Stock and the conversion of those shares on a share-for share basis Class A Common Stock and (ii) that none of the Company's existing shareholders exercise their Rights in the Rights Offering.


                           6% Preferred Stock


                                                  Amount of Shares and Nature of Beneficial Ownership
Name and Address                         Sole Voting          Shared Voting and        Total        Percent of Total
                                                                                       -----        ----------------
of Beneficial Owner                 and Investment Power      Investment Power
-------------------                 --------------------      ----------------

Arthur S. Wolcott (1)                            32,844               30,444 (2)         63,288               31.6%
L. Jerome Wolcott, Sr. Trust                        ---               30,444 (3)         30,444               15.2
Southbury, Connecticut
Kurt C. Kayser                                   27,536 (4)              ---             27,536               13.8
Sarasota, Florida
Susan W. Stuart                                  25,296 (5)              ---             25,296               12.6
Fairfield, Connecticut
Bruce S. Wolcott                                 25,296 (5)              ---             25,296               12.6
Canandaigua, New York
Grace W. Wadell                                  25,292 (5)              ---             25,292               12.6
Bala Cynwyd, Pennsylvania
Mark S. Wolcott                                  25,292 (5)              ---             25,292               12.6



                                                                 - 19 -



                           10% Series A Preferred Stock


                                                  Amount of Shares and Nature of Beneficial Ownership
Name and Address                         Sole Voting          Shared Voting and        Total       Percent of Total
                                                                                       -----       ----------------
of Beneficial Owner                 and Investment Power      Investment Power
-------------------                 --------------------      ----------------
Arthur S. Wolcott                               212,840 (6)           ---             212,840                52.3%
Kraig H. Kayser (7)                              32,168           141,644 (8)         173,812                42.7
Hannelore Wolcott                                20,588               ---              20,588                 5.1
Penn Yan, New York

                           10% Series B Preferred Stock

                                                 Amount of Shares and Nature of Beneficial Ownership
Name and Address                       Sole Voting           Shared Voting and         Total        Percent of Total
                                                                                       -----        ----------------
of Beneficial Owner                and Investment Power       Investment Power
-------------------                --------------------       ----------------
Arthur S. Wolcott                              212,200 (9)           ---              212,200                53.0%
Kraig H. Kayser                                    ---           165,080 (10)         165,080                41.3
Hannelore Wolcott                               22,720               ---               22,720                 5.7






                           Class B Common Stock

                                                 Amount of Shares and Nature of Beneficial Ownership
Name and Address                       Sole Voting           Shared Voting and          Total        Percent of Total
                                                                                        -----        ----------------
of Beneficial Owner                and Investment Power       Investment Power
-------------------                --------------------       ----------------
Edwin S. Marks (11) (12)                           145,000          335,088             480,088              17.2%
Kraig H. Kayser                                     53,628          224,701  (13)       278,329              10.0
Arthur S. Wolcott                                  114,889          149,745  (14)       264,634               9.5
CMCO, Inc. (15)                                    232,568              ---             232,568               8.3
Susan W. Stuart                                     57,266          134,467  (16)       191,733               6.9
Hansen Fruit & Cold Storage                        170,500              ---             170,500               6.1
Co., Inc. (17)


                           Class A Common Stock

                                                        Amount of Shares and Nature of Beneficial Ownership
Name and Address                       Sole Voting             Shared Voting and               Total             Percent of Total
                                                                                               -----             ----------------
of Beneficial Owner                and Investment Power         Investment Power
                                   Prior to       After       Prior to       After     Prior to      After     Prior to     After
                                   Offering     Offering      Offering      Offering   Offering    Offering    Offering   Offering
-------------------                --------     --------      --------      --------   --------    --------    --------   --------

Edwin S. Marks (11)(18)                145,000     145,000         343,088    343,088     488,088     488,088      15.5%       7.20%
Great Neck, New York
The Pillsbury Company                      ---         ---         346,570    346,570     346,570     346,570      11.0        5.08
Grand Metropolitan plc
Minneapolis, Minnesota (19)
Kraig H. Kayser (20)                    51,928      51,928         218,001    218,001     269,929     269,929       8.6        3.96
Arthur S. Wolcott (21)                  89,316      89,316         163,233    163,233     252,549     252,549       8.0        3.70
CMCO, Inc. (15)                        232,568     232,568             ---        ---     232,568     232,568       7.4        3.41
New York, New York
Susan W. Stuart (22)                    55,874      55,874         130,277    130,217     186,151     186,151       5.9        2.73
Hansen Fruit & Cold Storage            170,500     170,500             ---        ---     170,500     170,500       5.4        2.50
Co., Inc. (17)
Yakima, Washington
Carl Marks Strategic                       ---   2,750,000            ---        ---         ---    2,750,000       ---       40.38
 Investments, L.P.
New York, New York
Carl Marks Strategic                       ---     825,000             ---        ---         ---     825,000       ---       12.11
 Investments II, L.P.
New York, New York
Uranus Fund, Ltd.                          ---      91,667             ---        ---         ---      91,667       ---        1.34
New York, New York



   (1)   Business address:  Suite 1010, 1605 Main Street, Sarasota, Florida 34236.

   (2) See note 13 to the table under the heading "--Ownership by Management" and note 3 below.

   (3) The L. Jerome Wolcott, Sr. Trust does not have voting power but has other attributes of beneficial ownership with respect to these shares, which are also included in Arthur S. Wolcott's shares (see note 2 above).

   (4) These shares are included in the shares described in note 5 to the table under the heading "--Ownership by Management."


                                     - 21 -


   (5) These shares are included in the shares described in note 13 to the table under the heading "--Ownership by Management."

   (6)   See note 14 to the table under the heading "--Ownership by Management."

   (7)   Business address: 1162 Pittsford-Victor Road, Pittsford, New York 14534.

   (8)   See note 6 to the table under the heading "--Ownership by Management."

   (9)   See note 15 to the table under the heading "--Ownership by Management."

   (10)  See note 7 to the table under the heading "--Ownership by Management."

   (11) Based on a statement on Schedule 13D filed by Edwin S. Marks with the Commission (as most recently amended in July 1998). See also note 16 below.

   (12) Edwin S. Marks shares voting and dispositive power with respect to 102,520 of these shares with his wife. He disclaims beneficial ownership of his wife's shares. The balance of the shares in this column are owned by CMCO, Inc. See notes 11 and 12 above.

   (13)  See note 4 to the table under the heading "--Ownership by Management."

   (14)  See note 12 to the table under the heading "--Ownership by Management."

   (15) Based on a statement on Schedule 13D filed by CMCO, Inc. with the Commission (as most recently amended in July 1998). CMCO, Inc. is a private holding company of which Edwin S. Marks is the President and a shareholder. See also note 11 above and note 19 below.

   (16)  See note 10 to the table under the heading "--Ownership by Management."

   (17) Based on a statement on Schedule 13D filed with the Commission by Hansen Fruit & Cold Storage Co., Inc. ("Hansen Fruit") in November 1988. According to the Schedule 13D, Gary Hansen, the President and a director of Hansen Fruit, has sole voting and dispositive power over the indicated shares.

   (18) Edwin S. Marks shares voting and dispositive power with respect to 110,520 of these shares with his wife and his daughters. He disclaims beneficial ownership of these shares. The balance of the shares in this column are owned by CMCO, Inc. See note 16 below.

   (19) Based on a statement on Schedule 13D filed by Pillsbury and Grand Metropolitan with the Commission in March 1996.

   (20)  See note 3 to the table under the heading "--Ownership by Management."


                                     - 22 -


   (21)  See note 11 to the table under the heading "--Ownership by Management."

   (22)  See note 9 to the table under the heading "--Ownership by Management."


Information Concerning Operation Of The Board of Directors

          In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed several committees including an Audit Committee, a Compensation Committee and a Nominating Committee.

          The members of the Audit Committee are Edward O. Gaylord (Chairman), Robert T. Brady, David L. Call and G. Brymer Humphreys. The Audit Committee recommends to the full Board of Directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the corporate management the scope and results of the Company's internal auditing procedures, reviews the independence of the auditors and any non-audit services provided by the auditors, reviews with the auditors and management the adequacy of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties.

          The Nominating Committee consists of Arthur S. Wolcott (Chairman), Robert T. Brady and G. Brymer Humphreys. The Nominating Committee screens and selects nominees for vacancies in the Board of Directors as they occur. Consideration will be given to serious candidates for director who are recommended by shareholders of the Company. (Shareholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, 1162 Pittsford-Victor Road, Pittsford, New York 14534, and should include a statement setting forth the qualifications and experience of the proposed candidates and basis for nomination.)

          The  Compensation  Committee  consists  of David L.  Call  (Chairman),
Edward O. Gaylord and Susan W. Stuart. The Compensation Committee establishes the level of compensation on an annual basis for all executive officers.

          As part of the Investment, the Company, the New Investors and certain existing shareholders of the Company entered into a Shareholders Agreement whereby the parties agreed that the Investor Designees would be appointed to fill at least 22% of the positions on any and all committees of the Company's Board of Directors. See "Proposal No. 2--Description of the Equity Investment"
regarding voting arrangements and nominee rights as set forth in the Shareholders Agreement.

          During the year ended March 31, 1998, the Board of Directors had four meetings, the Audit Committee had three meetings, the Nominating Committee had one meeting and the Compensation Committee had one meeting. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any committee of the Board on which he or she served.

Certain Transactions

          Humphreys Farms Inc. is a member of Agrilink Foods, a processing and marketing cooperative. During fiscal 1998, Humphreys Farms Inc., acting on behalf of Agrilink Foods, delivered to the Company raw product with a total value (including crop, harvesting and trucking payments) of $219,550. G. Brymer Humphreys, a director of the Company, is President and a 23% shareholder of Humphreys Farms Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, officers and shareholders owning more than 10% of the Company file reports with the Commission within the first 10 days of the month following any purchase or sale of shares in the Company. The Company is not aware that any director failed to make such filings in a timely manner during the past year.


                               Executive Officers

The following is a listing of the Company's executive officers:

                                                                                                              Served as
                                                                                                               Officer
Officer                         Principal Occupation for Past Five Years(1)                     Age             Since
-------                         -------------------------------------------                     ---           ---------


Arthur S. Wolcott               See table under "Election of Directors".                          72             1949

Kraig H. Kayser                 See table under "Election of Directors".                          37             1991

Philip G. Paras                 Vice President-Finance of the Company since                       37             1996
                                1996 and  Treasurer  of the Company  since 1997;
                                Vice  President  of the  Chase  Manhattan  Bank,
                                Syracuse, New York, 1993 until 1996.

Jeffrey L. Van Riper            Secretary and Controller of the Company.                          41             1986

Sarah S. Mortensen              Assistant Secretary of the Company.                               53             1986



(1) Unless otherwise indicated, each officer has had the same principal occupation for at least the past five years.

Executive Compensation



         The following table sets forth the compensation paid by the Company to the chief executive officer and to the most highly compensated executive officers whose compensation exceeded $100,000 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended March 31, 1998, 1997 and 1996.

    Name of Individual and             Fiscal             Annual Compensation
     Principal Position                 Year              Salary        Bonus
    ----------------------             ------             ------        -----

      Arthur S. Wolcott                 1998             $336,000     $     --
        Chairman and Director           1997              340,000           --
                                        1996              340,000           --


       Kraig H. Kayser                  1998             $292,000           --
         President, Chief Executive     1997              287,000           --
         Officer and Director           1996              287,000           --



Pension Benefits

          The executive officers of the Company are entitled to participate in the Pension Plan (referred to in this section as the "Plan"), which is for the benefit of all employees meeting certain eligibility requirements. Effective August 1, 1989, the Company amended the Plan to provide improved pension benefits under the Plan's Excess Formula. The Excess Formula for the calculation of the annual retirement benefit is: total years of credited service (not to exceed 35) multiplied by the sum of (i) 0.6% of the participant's average salary (five highest consecutive years, excluding bonus), and (ii) 0.6% of the participant's average salary in excess of his compensation covered by Social Security.

          Participants who were employed by the Company prior to August 1, 1988 are eligible to receive the greater of their benefit determined under the Excess Formula or their benefit determined under the Offset Formula. The Offset Formula is: (i) total years of credited service multiplied by $120, plus (ii) average salary multiplied by 25%, less 74% of the primary Social Security benefit. Pursuant to changes required by the Tax Reform Act of 1986 (the "1986 Act"), the Company amended the Plan to cease further accruals under the Offset Formula as of July 31, 1989. Participants who were eligible to receive a benefit under the Offset Formula will receive the greater of their benefit determined under the Excess Formula or their benefit determined under the Offset Formula as of July 31, 1989. The maximum permitted annual retirement income under either formula is $130,000.

          The following table sets forth estimated annual retirement benefits payable at age 65 for participants in certain compensation and years of service classifications using the highest number obtainable under both formulas (based on the maximum Social Security benefit in effect for the calendar year ending December 31, 1997):

     Five Highest
     Consecutive                                                              ANNUAL BENEFITS
   Years' Earnings
   ---------------     -------------------------------------------------------------------------------------------------------------
                       15 Years                 20 Years                 25 Years                 30 Years                 35 Years
                       --------                 --------                 --------                 --------                 --------

      $ 90,000         $ 13,500                  $17,900                  $22,400                  $26,900                  $31,300

       120,000           19,900                   25,100                   31,400                   37,700                   43,900

       150,000           27,400                   32,300                   40,400                   48,500                   56,500

  180,000 or higher      28,400                   33,300                   41,600                   49,900                   58,200



         Under the Plan, Arthur S. Wolcott and Kraig H. Kayser have 49 years and 6 years of credited service, respectively. Their compensation during fiscal year 1998 covered by the Plan was $336,000 for Mr. Wolcott and $292,000 for Mr. Kayser. The Code limits the amount of compensation that can be taken into account in calculating retirement benefits (for 1998 the limit is $160,000).


Directors' Fees

         During fiscal year 1998, directors were paid a fee of $1,000 per month. Any director who is also an officer of the Company receives no director's fee.


Stock Options

         No options were granted or exercised in the period from April 1, 1997, to the date of this Proxy Statement, nor were any unexpired options held at the latter date by any officer or director of the Company.


Profit Sharing Bonus Plan

          The Company has a Profit Sharing Bonus Plan for certain eligible employees of the Company ("Corporate Profit Sharing" for the officers and certain key corporate employees and "Operating Unit Profit Sharing" for certain key operating unit employees). Under Corporate Profit Sharing, some or all of the Corporate Profit Sharing Pool (10% of the Corporate Bogey as defined below) will be paid only if Pre-Tax Profits (as defined) equal or exceed the Corporate Bogey. The bonuses will be distributed at the sole discretion of the Company's chief executive officer upon approval of such bonuses by the Compensation Committee of the Board of Directors. Under the Operating Unit Profit Sharing, the Operating Unit Profit Sharing pool (10% of Pre-Tax Profit less the Operating Unit Bogey as defined below) will be paid only if the Pre-Tax Profit of the Operating Unit equals or exceeds the Operating Unit Bogey. The bonuses will be distributed at the discretion of the Operating Unit President. For fiscal 1998 the Corporate Bogey will be equal to the greater of (i) five percent of the
prior  year's   Consolidated  Net  Worth  of  the  Company  plus  the  Pillsbury
Subordinated

Note or (ii) five percent plus the annual increase in the Consumer Price Index greater than five percent, times the prior year's Consolidated Net Worth of the Company. The Operating Unit Bogey will be an amount equal to the average gross assets employed by the Vegetable, Juice or Flight Operations for the preceding 12 months divided by the consolidated average gross assets of the Company for the same period multiplied by the Corporate Bogey.

          The bonuses earned by the Company's Named Officers for the 1998 fiscal year are included in the executive compensation table above. No bonuses were earned in 1998, 1997 or 1996 under the Profit Sharing Bonus Plan.


Compensation Committee Interlocks and Insider Participation

          Mr. Kayser serves as a member of the Compensation Committee of Moog Inc. and as a director on its Board. Mr. Brady, who is the President and Chief Executive Officer of Moog Inc., serves as a director on the Company's Board. Members of the Company's Compensation Committee are David L. Call (Chairman), Edward O. Gaylord and Susan W. Stuart.


Compensation Committee Report On Executive Compensation

          The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation Committee is responsible for providing overall guidance with respect to the Company's executive compensation programs. The goal of the Compensation Committee is to maintain a competitive compensation program in order to attract and retain well qualified management, to provide management with the incentive to accomplish the Company's financial and operating objectives and to link the interests of the Company's executive officers and management to the interests of its shareholders through bonuses tied to financial performance. The Compensation Committee is composed of three members and meets annually to review the Company's compensation programs, including executive salary administration and the Corporate Profit Sharing plan.

          The Compensation Committee believes that the Company's executives should be rewarded for their contributions to the Company's attaining annual financial goals, as set forth in the annual budget which is subject to revision during the year, and their attaining annual individual objectives. The Company pays its executive officers two principal types of compensation: base salary and Corporate Profit Sharing plan, each of which is more fully described below.

          Base Salary - The Company has historically established the base salary of its executive officers on the basis of each executive officer's scope of responsibility, experience, individual performance and accountability within the Company. In that regard the Company reviews comparable salary and other compensation arrangements in similar businesses and companies of similar size to determine appropriate levels necessary to attract and retain top quality management.

          Profit Sharing Plan - To further align the interests of the executive officers with those of the Company's shareholders, a significant component of an executive officer's total compensation arrangement is participation in the annual profit sharing plan. An executive is rewarded with a cash bonus equal to a percentage of the executive's base salary if the Pre-Tax Profit of the Company for that year equals or exceeds the Corporate Bogey (see "--Profit Sharing Bonus Plan").

          Performance Review - The general policies described above for the compensation of executive officers also apply to the compensation level approved by the Compensation Committee with respect to the 1998 compensation for the Chief Executive Officer. Based on the criteria outlined above, the Compensation Committee awarded to Kraig H. Kayser a base salary of $292,000 for fiscal year 1998. The Compensation Committee recognized Mr. Kayser's leadership role in guiding the overall performance of the Company as well as managing costs while growing the business.


Summary

          The Compensation Committee is committed to attracting, motivating and retaining executives who will help the Company meet the increasing challenges of the food processing industry. The Compensation Committee recognizes its responsibility to the Company's shareholders and intends to continue to
establish  and  implement   compensation   policies  that  are  consistent  with
competitive practice and are based on the Company's and the executives' performance.

          This report has been submitted by the Compensation Committee of the Company's Board of Directors:

             David L. Call          Edward O. Gaylord          Susan W. Stuart


Common Stock Performance Graph

         The following graph shows the cumulative, five-year total return for the Company's Common Stock compared with the Nasdaq Market Index (which includes the Company) and a peer group of companies (described below).

         Performance data assumes that $100.00 was invested on March 31, 1993, in the Company's Class B Common Stock, the Nasdaq Market, and the peer group. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock performance.


===================================================================================================================================
                                1993                  1994                 1995                 1996            1997           1998

------------------------------------------------------------------------------------------------------------------------------------
Company                          100                 127.87               224.59               209.84          229.51        219.67
------------------------------------------------------------------------------------------------------------------------------------
Nasdaq Market                    100                 107.73               118.41               159.59          177.02        265.99
-----------------------------------------------------------------------------------------------------------------------------------
Peer Group                       100                 100.19                94.65               111.49          135.90        169.33
===================================================================================================================================

          The companies in the peer group are H.J. Heinz Company,  J.M.  Smucker
Company,    Vacu-Dry    Company,    Chiquita   Brands    International,    Inc.,
Cadbury-Schweppes plc, and Northland Cranberries, Inc.

          The companies in the peer group for the proxy statement for the fiscal year ended March 31, 1997, were Ampal-Amer Israel, H.J. Heinz Company, Odwalla, Inc., J.M. Smucker Company, Stokely USA, Inc. and Vacu Dry Company. Stokely USA, Inc. was purchased by Chiquita Brands International, Inc. during the past year. Data available for Odwalla, Inc. did not include data for the complete five-year period ended March 31, 1998. Although the Company was advised by a consultant that Ampal-Amer Israel was a competitor; the Company does not have sufficient information to confirm that fact and does not, in fact, consider Ampal- Amer Israel to be a competitor of the Company. The performance graph for this Proxy Statement therefore eliminates Ampal-Amer Israel from the Company's peer group. The Company believes the peer group used for this Proxy Statement more closely resembles its own operations than the peer group used for the prior year's proxy statement.

          The Board of Directors of the Company unanimously recommends a vote FOR approval of the election of directors. Unless otherwise instructed, proxies will be voted for the election of David L. Call, Susan W. Stuart, Andrew M. Boas, Arthur H. Baer and G. Brymer Humphreys.

                                 PROPOSAL NO. 2
                           APPROVAL OF THE ISSUANCE OF
                        4,166,667 SHARES OF NEW PREFERRED
                     STOCK IN CONNECTION WITH THE INVESTMENT

          At the Meeting, shareholders of the Company will be asked to vote on a proposal to approve the issuance of 4,166,667 shares of New Preferred Stock. The purpose of the Investment is to sell 1.167 million shares of New Preferred Stock to the New Investors in accordance with the Stock Purchase Agreement and to offer up to 3 million shares of New Preferred Stock to the holders of the Company's Common Stock in accordance with the Rights Offering, with the New Investors acting as standby purchasers with respect to shares offered but not purchased in the Rights Offering by such shareholders. See "--The Rights Offering." Shareholder approval of this Proposal is required by rule 4460 of the Nasdaq National Stock Market, the exchange on which the outstanding shares of Class A Common Stock are listed, which requires shareholder approval when shares are to be issued which will be equal to or in excess of twenty percent of the number of shares outstanding prior to such issuance. Pursuant to rule 4460 of the Nasdaq National Stock Market, the affirmative vote of a majority of the total votes cast on the proposal is required to adopt the proposal.

Description of the Equity Investment

          The Company has entered into a Stock Purchase Agreement, dated as of June 22, 1998 (the "Stock Purchase Agreement"), with the New Investors whereby the New Investors have agreed to (i) purchase 1.167 million shares of the New Preferred Stock at a price of $12.00 per share (for total consideration of $14 million) and (ii) purchase at $12.00 per share up to 2.5 million shares of New Preferred Stock which the Company's shareholders do not purchase in the Rights Offering. If not less than 2.5 million shares become available for purchase by the New Investors, their total purchase price for the 2.5 million shares will be $30 million. Pursuant to the terms of the Stock Purchase Agreement, the New Investors have the right to purchase up to 1,181,996 shares of New Preferred Stock (the "Option Shares"). The Option Shares may be purchased at any time prior to the closing of the Investment and may be purchased even if shareholder approval of the Investment Proposal is not obtained. The Company will not be required to issue in connection with the Stock Purchase Agreement and the Rights Offering (including the Option Shares) more than 4,166,667 shares of New Preferred Stock, or a total sale of up to $50,000,004 (the "$50 Million Limit") to the New Investors and to shareholders who exercise their purchase rights under the Rights Offering. This limitation affects only the purchase rights of the New Investors. Each of the Company's shareholders who is issued Rights under the Rights Offering may exercise all Rights so received, except for those shareholders who have agreed not to exercise their Rights as described in the following paragraphs.

          Concurrently with the Stock Purchase Agreement, the Company and certain of its substantial shareholders, including the New Investors and the Related Marks Shareholders, entered into a Shareholders Agreement (the "Shareholders Agreement") whereby certain substantial holders of the Company's stock, including members of the Wolcott and Kayser families who control the Company, agreed that they would not exercise, sell or otherwise transfer the Rights to which they were entitled pursuant to the terms of the Rights Offering and will vote for the Investment Proposal and the election of the Investor Designees to the Company's Board of Directors. In a separate agreement, Pillsbury has also agreed that it will not exercise, sell or otherwise transfer the Rights to which it is entitled pursuant to the terms of the Rights Offering and that it will vote for the Investment Proposal and the election of the Investor Designees to the Company's Board of Directors (the "Pillsbury Agreement").

          Inasmuch as certain of the Company's shareholders have agreed not to exercise, sell or otherwise transfer their Rights distributed on their present holdings of 1,620,747 shares of Common Stock pursuant to the Shareholders Agreement and the Pillsbury Agreement, the New Investors are assured of acquiring not less than 1,977,041 shares of New Preferred Stock in the Investment, and, subject to the $50 Million Limit, may purchase additional shares of New Preferred Stock.

          The consummation of the Investment Proposal and the election of the Investor Designees to the Company's Board of Directors results in significant participation by the New Investors in the governance of the Company. The number of directors comprising the Company's Board of Directors will be increased from seven to nine members, with the two new positions being filled by the Investor Designees. The Investor Designees will continue to be nominated for election to the Board and shareholders who executed the Shareholders Agreement will continue to vote for the Investor Designees until the Stock Purchase Agreement is terminated or such time as the New Investors no longer own, in the aggregate, at least 10% of the Class A Common Stock (assuming conversion of all shares of the New Preferred Stock into Class A Common Stock). The Shareholders Agreement also requires that the Investor Designees will comprise at least 22% of any committee of the Board of Directors. The New Investors also required as a condition to consummation of the Investment, that the Charter be amended to require unanimous approval of the Company's Board of Directors (excluding directors who choose to abstain) for certain defined "major corporate actions," including (i) any amendment or modification to the Charter or By-Laws; (ii) any business combination; (iii) any sale or transfer of all or substantially all of the assets of the Company; (iv) certain issuances of securities; (v) any acquisitions or dispositions of assets involving gross consideration in excess of $15 million; (vi) certain changes in the Company's line of business; (vii) any change in the Company's certified public accountants; (viii) the settlement of certain litigation; or (ix) the commencement by the Company of proceedings relating to bankruptcy, insolvency, reorganization or relief of debtors.

          If shareholder approval of the Investment is not obtained, the Stock Purchase Agreement will terminate; however, the New Investors may still purchase the Option Shares.


Background

          In February 1995, the Company entered into the Amended and Restated Alliance Agreement (the "Alliance Agreement") with Pillsbury which owns the Green Giant(R) brand of vegetable products. Pursuant to the Alliance Agreement, the Company began in fiscal year 1996 (April 1, 1995 to March 31, 1996) to produce and store for Pillsbury, Green Giant brand vegetables, primarily canned vegetables, but also including frozen vegetables. The Alliance Agreement provides that the Company will receive payment from Pillsbury based on the Company's costs plus a per case payment which represents the Company's margin of profit before general overhead. Pillsbury retained ownership of the Green Giant brand name and control of marketing, distribution, customer service, and proprietary seed varieties for Green Giant vegetables.

          As a result of the Alliance Agreement, the sale and warehousing of Green Giant vegetables has become the largest single source of the Company's revenues. Green Giant products packed by the Company in the Company's fiscal years ended March 31, 1997 and March 31, 1998 constituted approximately 54% and 40%, respectively, of the Company's sales for such periods.

          To operate under the Alliance Agreement, the Company needed to increase its long-term and working capital indebtedness to a very substantial extent. The Company acquired Green Giant plants (the "Alliance Plants") and equipment from Pillsbury at an initial cost of $86.1 million in February 1995. Subsequent acquisitions of Green Giant equipment and reimbursement for
Pillsbury's capital improvements in the Alliance Plants increased the acquisition cost to $93.7 million. Except for approximately $13.1 million of that cost, which was funded out of the Company's working capital, this acquisition cost was financed by an 8% subordinated nonrecourse promissory note, due 2009, issued to Pillsbury and secured by the Alliance Plants (the "Pillsbury Note").

          The Company incurred additional indebtedness in 1995 as a result of the Alliance Agreement was a revolving credit facility from a syndicate of eleven banks with an original loan limit of $150 million, which, as amended in July 1998, has a loan limit of $100 million provided by a syndicate of eight banks. The Company also sold two long term notes in the principal amounts of $75 million and $50 million, respectively, to The Prudential Insurance Company of America ("Prudential") and The John Hancock Mutual Life Insurance Company ("Hancock"). The Prudential note, with an interest rate of 10.78%, requires principal repayments beginning in March 1998 with a final payment in 2005. The Hancock note, with an interest rate of 10.81%, requires principal repayments beginning in 2001 and a final payment in January 2009.

Approximately $50 million of the note proceeds were used to finance capital expenditures in connection with the Alliance Agreement, $40.4 million refinanced debt paid in the previous year or paid with the note proceeds, and $34.6 million financed capital expenditures made in the previous three years and three small acquisitions made in the previous 18 months.

          In September 1997, the Company sold $15 million of long term notes due in 2002 to finance the fixed asset components of two acquisitions made in the first quarter of the 1998 fiscal year. During the second quarter of the 1998 fiscal year, the Company completed a modification to its revolving credit facility. Under this revolving credit facility which has been extended to June 30, 1999, there is a new "cleandown" provision whereby the Company must reduce its notes payable to below $30 million for a thirty day period during each year. In addition, on December 1, 1997, the total available credit was reduced from $150 million to $130 million and subsequently reduced to $100 million on July 7, 1998.

          The purchase of the Alliance Plants, the cost of the substantial capital improvements necessitated by the Pillsbury acquisition and the significant increase in the Company's working capital requirements to produce and hold large inventories of products packed under the Alliance Agreement has resulted in an increase in both Company debt and the ratio of Company debt to its assets. The following table illustrates the increased debt to equity ratio of the Company at the end of the fiscal years and periods listed below and on a pro forma basis (assuming a $44 million equity investment pursuant to the Investment).

                                    Pro Forma
                                    March 31,        March 31,         March 31,         March 31,         March 31,      July 31,
                                         1998             1998              1997              1996              1995        1994
                                    ---------        ---------         ---------         ---------         ---------      ------

Total outstanding debt (000         $257,703         $301,703          $251,593          $340,264          $227.074         $59,425
omitted)

Current ratio                       2.60:1.00        1.79:1.00         2.78:1.00         1.59:1.00         3.30:1.00      2.28:1.00
(current assets:current
liabilities)

Ratio of total assets to total      1.39:1.00        1.23:1.00         1.29:1.00         1.21:1.00         1.31:1.00      1.76:1.00
liabilities

Long-term debt/equity                    171%             256%              239%              249%              244%             58%

Total liabilities/equity                 257%             433%              344%              476%              324%            131%



          The Company currently is in default of certain loan covenants with certain of its short and long-term lenders. As a remedy for default, each lender has the right to require the Company to immediately prepay all amounts owing to the lenders. The agent bank for the short-term lenders has indicated its intention to waive the Company's defaults subject to securing required consents from other participating banks. The long-term lenders have unconditionally waived the defaults as of March 31, 1998 and have amended (or in one instance agreed to amend) the covenants effective in fiscal year 1999 so as to conform to financial results which the Company believes to be achievable if it successfully executes its fiscal 1999 business plan. The Company can give no assurance that it will successfully execute the 1999 business plan.

          The Company has sought to reduce its debt by means which would not adversely affect operations. In fiscal 1997 it sold its Moog Inc. Class A Common Stock to the issuer for a sale price of $12.9 million and sold a food distribution warehouse in Clifton Park, New York for $4.8 million. These sales generated pre-tax gains of $7.5 million and $1.6 million, respectively. In addition, Pillsbury agreed to accept Class A Common Stock in lieu of two annual installments of principal totalling $6 million, due in September 1996 and 1997, on the Pillsbury Note. These transactions have mitigated, but have not eliminated, the adverse effect of the high debt levels on the Company's financial results and prospects.

          The terms and conditions of the Company's revolving credit facility and the other indebtedness of the Company currently impose limitations that restrict, among other things, the ability of the Company to incur debt, create liens, pay dividends, make acquisitions and make capital expenditures. Terms of the Company's indebtedness also require it to satisfy certain financial covenants on a quarterly basis. The ability of the Company to make cash payments to satisfy its indebtedness and to comply with such financial or similar covenants as may be contained in future agreements will depend upon its future operating performance, which is subject to prevailing economic conditions, and to financial, business and other factors beyond the Company's control. The high debt to equity ratio of the Company could affect the Company in the following circumstances, among others: (i) limiting the Company's ability to withstand competitive pressures or a downturn in its business or in the economy; (ii) impairing the Company's ability to obtain additional financing; and (iii) limiting the Company's flexibility to take advantage of market trends in the food processing industry.

          Based upon the foregoing, the Company determined that it was in its best interests and the best interests of its shareholders if the Company substantially reduced its indebtedness. In late 1997, the Company began exploring its options with respect to reducing its high level of debt to equity and management determined that an equity investment was the most desirable option. Early in 1995, the Company and an officer of CMCO, Inc. and general partner of Carl Marks Management Company, L.P., a general partner of the New Investors, initiated discussions about a direct investment in the Company. These discussions continued periodically until September 1997 when the current transaction structure was considered.

          After preliminary due diligence by the New Investors, the New Investors and the Company's management discussed various structures for the proposed equity investment. The

New Investors continued their due diligence and the parties negotiated a Stock Purchase Agreement, Shareholders Agreement, Registration Rights Agreement and proposed form of Certificate of Amendment (collectively, the "Transaction Documents") which were provided to the Board of Directors of the Company as part of the materials to be discussed at a Board of Directors meeting held on April 3, 1998. At that meeting, the Board of Directors discussed the merits of the proposed Investment and its impact on the Company's financial condition and reviewed the terms and conditions contained in the Transaction Documents. The Board, by unanimous vote of all directors, determined that the Investment and related proposals were in the best interests of the Company and its stockholders and approved the Investment, and the Transaction Documents. At a subsequent meeting of the Company's Board of Directors held on June 19, 1998, the Board considered all aspects of the Investment Proposal and unanimously reaffirmed their approval of the Investment and the Investment Proposal.

          The Company and the New Investors entered into the Stock Purchase Agreement, dated as of June 22, 1998. The Company, the New Investors, the Related Marks Shareholders and the Existing Shareholders (as hereinafter defined) entered into the Shareholders Agreement, dated as of June 22, 1998. The Company, the New Investors and the Related Marks Shareholders entered into the Registration Rights Agreement, dated as of June 22, 1998.

Board of Directors Approval

Effect of the Investment on the Company's Financial Condition and Prospects. In approving the Investment, the Board considered the current high debt to equity ratio of the Company and the negative effects thereof on the ability of the Company to withstand competitive pressures and economic downturns, obtain additional financing and take advantage of market trends in the food processing industry.

          The infusion of between $44 million and $50 million (less transaction expenses) of new equity into the Company and the corresponding reduction of debt will substantially reduce interest expense and provide funds and flexibility for sustaining and growing the Company's business.

Structure of the Investment. In discussing the structure of the Investment, the Board noted that the use of the Rights Offering would enable the current shareholders of the Company to participate in and share in any benefits resulting from the Investment. The Board also considered the support of the Wolcott and Kayser families (who beneficially own 41.9% of the voting power of the Company in the election of directors) for the transaction in light of the structure of the Investment and the substantial dilution they will experience as a result of the Investment.

          In discussing the structure of the Investment, the Board considered that the New Investors would designate two of the Company's nine directors and that such designees would be appointed to fill at least 22% of any committee of the Company's Board of Directors.

Available Alternatives. The Board considered it unlikely that the Company could obtain a substantial equity infusion on more favorable terms from any other investor or group of investors. The Board also viewed as favorable, as noted above, the fact that the Investment allows the Company's shareholders to maintain their equity interest in the Company (subject to dilution arising from the New Investors' purchase of 1.167 million shares of New Preferred Stock convertible into Class A Common Stock on a share-for-share basis) and thus participate in the anticipated benefits of the Investment.

Historical and Recent Market Prices. The purchase price for the shares purchased by the New Investors and the purchase price for the Rights Offering was determined as a result of arm's length negotiations between the Company and the New Investors and was approved by the Board of Directors of the Company, taking into account the financial position of the Company and the size of the Investment. At the time the Subscription Price was approved by the Board of Directors, the Subscription Price was equal to 70.59% of the then-current market price of the Class A Common Stock.

          Although on the date of this Proxy Statement the Subscription Price may be less than the market price of the Class A Common Stock, the Subscription Price may be less than or greater than the market price of the Class A Common Stock at any time prior to the expiration of the Rights Offering. The following table shows the high and low trading price for the Class A Common Stock for the six months immediately preceding the date of this Proxy Statement:

                           Market Price -- Nasdaq National Stock Market
                                            High              Low
                                            -----             -----
                  January 1998              $17.063           $16.750
                  February 1998             $16.500           $15.875
                  March 1998                $17.625           $15.750
                  April 1998                $17.125           $16.750
                  May 1998                  $16.750           $15.625
                  June 1998                 $16.375           $13.500


          See "--Effect on Existing Shareholders; Advantages and Disadvantages of the Investment Proposal--Potential Dilution of Shareholders' Interests."

Effect on Existing Shareholders; Advantages and Disadvantages of the Investment Proposal

                    New Investors' Influence On the Company's Policies. Assuming none of the Company's shareholders exercise their Rights, the New Investors will be entitled to purchase 3,666,667 shares of New Preferred Stock pursuant to the Investment, which if immediately converted into 3,666,667 shares of Class A Common Stock, would give the New Investors ownership of 4.4% of the voting power of the Company. The combined voting power in the election of directors of the New Investors and the Related Marks Shareholders (assuming conversion of the New Preferred Stock into shares of Class A Common Stock and that none of the Company's existing shareholders exercise their Rights) will be approximately 16.6%.

                  Even if the Investment is not consummated, the New Investors will have the option to purchase 1,181,996 shares of New Preferred Stock which is immediately convertible into 1,181,996 shares of Class A Common Stock. Assuming such immediate conversion the combined voting power in the election of directors of the New Investors and the Related Marks Shareholders will be approximately 14.2%.

                  Certain provisions in the Stock Purchase Agreement, the Shareholders Agreement and the Certificate of Amendment provide other opportunities for the New Investors to exercise influence over the Company. One such provision requires that the size of the Company's Board of Directors be increased from seven to nine members and that the Investor Designees be elected to fill the newly created positions. Another provision assures that the Investor Designees will comprise at least 22% of the membership of each committee of the Company's Board of Directors. The Investor Designees may be removed by the New Investors and the resulting vacancy shall be filled with persons designated by the New Investors. The New Investors' right to have its designees nominated to the Company's Board of Directors and serve on committees of the Board of Directors shall continue until such time as the New Investors, in the aggregate, own less than 10% of the outstanding Class A Common Stock (assuming conversion on a share-for-share basis of all shares of New Preferred Stock into Class A Common Stock).

                  Furthermore, the Charter will be amended to require that certain Major Corporate Actions (as hereinafter defined) including, but not limited to, certain sales of assets, mergers and change in accountants will require unanimous approval of the Company's Board of Directors. Therefore, any one director of the Company, including the Investor Designees, will have the ability to prohibit any of these major decisions from being approved.

                  Wolcott and Kayser Families' Influence on the Company's Policies. In comparison to the voting power of the New Investors and the Related Marks Shareholders, the members of the Wolcott and Kayser families, which have been identified in prior Company proxy statements and other Company documents as collectively in control of the Company, will continue to have 41.9% of the total voting power in the election of directors of all classes of outstanding stock of the Company after issuance of 4.167 million shares of New Preferred Stock and prior to any conversion of such shares into Class A Common Stock. Assuming that (i) the New Investors acquire the maximum number of shares which they can acquire in the Investment and the none of the Company's shareholders exercise their Rights distributed to them as current shareholders;
(ii) the New Investors convert all shares of New Preferred Stock acquired by them into shares of Class A Common Stock and except for that conversion, neither reduce nor increase their aggregate holdings of Company voting stock; (iii) the Wolcott and Kayser families neither reduce nor increase their aggregate holdings of Company voting stock after the Investment; and (iv) the Company issues no more shares of voting stock after the Investment except in conversion of New Preferred Stock, the aggregate voting power in the election of directors of the New Investors and Related Marks Shareholders will be 16.6% and, of the Wolcott and Kayser families, will be 40.0%. The Company cannot predict whether any assumption stated in the preceding sentence will be correct or, if correct, will occur within any definite future period; from time to time, the Company will be obligated to issue additional shares of Class B Common Stock to satisfy certain Company contribution requirements under its existing Employees Savings Plan, but these issuances are not expected to effect in any material way the allocation of voting power.

                   Potential Dilution of Shareholders' Interests. The consummation of the Stock Purchase Agreement (including purchase of the Option Shares) will decrease the existing shareholders' proportionate interests in the Company (assuming conversion of the New Preferred Stock into Class A Common Stock). Those shareholders who do not exercise their Rights will experience an even further dilution of their proportionate interests in the Company. If none of the Company's existing shareholders exercise their Rights, the New Investors will purchase up to 3,666,667 shares of New Preferred Stock which (assuming conversion of the New Preferred Stock into Class A Common Stock) will decrease the existing shareholders' proportionate interest in the Class A Common Stock by approximately 46.2%.

                  The purchase price for the New Preferred Stock is $12.00 per share which is less than the market price and tangible book value of the Class A Common Stock. Accordingly, the Company's existing shareholders will suffer potential dilution to the market value and tangible book value of the Common Stock.

                  Possible Adverse Future Accounting Effect on Earnings Per Share Allocable to Common Stock. If, on issuance of the New Preferred Stock, its $12.00 per share stated value is less than the then-current market price of a share of Class A Common Stock into which it is convertible, the excess of that market price over $12.00, multiplied by the number of shares of New Preferred Stock issued (the "Aggregate Discount"), will be treated under accounting rules applicable to the Company as analogous to a dividend with respect to the New Preferred Stock. For accounting purposes, the Aggregate Discount will be charged against earnings per share of the Company's Common Stock in the fiscal year ending March 31, 1999. The Company cannot predict the market price of the Class A Common Stock on the issuance of the New Preferred Stock, and therefore it cannot now estimate whether an Aggregate Discount will exist or, if it does exist, the amount of the Aggregate Discount with respect to any assumed number of shares of New Preferred Stock to be issued in the Investment.

                  Solely as an example of the accounting  effect,  assuming that
(1) the $13.50 reported closing price of Class A Common Stock on July 6, 1998, was also the price at the time of issuance of the New Preferred Stock and (2) 3,666,667 shares of New Preferred Stock were issued in the Investment, the Aggregate Discount would be $5,500,001. This Aggregate Discount would reduce earnings per share (diluted) in the fiscal year ending March 31, 1999, by $0.57 per share (based upon 9,606,347 shares of the Company's Common Stock outstanding), thereby reducing per share earnings or increasing per share loss for the fiscal 1999 year.

                  Advantages of the Investment. Advantages of the Investment to current shareholders of the Company include a reduction in the Company's overall indebtedness, reduction of future interest costs of the Company, an improvement of the Company's coverage ratios, thereby making compliance with certain financial covenants easier to obtain, and the guidance and expertise of the New Investors and the Investor Designees. Furthermore, the increased capital will potentially improve the Company's competitiveness and permit the Company to take advantage of various business opportunities that, absent the Investment, the Company may have been forced to forego.

                  Disadvantages of the Investment. Disadvantages of the Investment to current shareholders include the potential dilution of their ownership of the Company, a possible decrease in earnings per share or increase in any per share loss in fiscal year 1999 and the reduced voting power of the existing shareholders as a result of the purchase by the New Investors.


The Stock Purchase Agreement

                  General. The Board of Directors of the Company has approved the Stock Purchase Agreement, dated as of June 22, 1998, by and among the Company and the New Investors. The discussion and description of the material terms of the Stock Purchase Agreement in this Proxy Statement are subject to and qualified in their entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by this reference. Pursuant to the Stock Purchase Agreement, and subject to the approval of the Investment Proposal by the shareholders of the Company, 1.167 million shares of New Preferred Stock will be issued and sold by the Company to the New Investors in exchange for $14 million, or $12.00 per share, and the New Investors will act as standby purchasers with respect to up to 2.5 million shares of New Preferred Stock.

         Representations and Warranties. The Stock Purchase Agreement contains customary representations and warranties of the Company relating to, among other things: (i) due organization of the Company and similar corporate matters; (ii) corporate power and authority to execute and deliver and perform its obligations under the Stock Purchase Agreement, the Shareholders Agreement, the Registration Rights Agreement (as hereinafter defined) and the Rights; (iii) nonexistence of certain material transactions with any shareholder, director, officer, employee or affiliate of the Company; (iv) the absence of certain contraventions, conflicts, and breaches arising out of the execution, delivery and performance of the Investment Documents; (v) consents, approvals, authorizations, orders, registrations, filings or qualifications necessary for the execution, delivery and performance of the Transaction Documents; (vi) capital structure of the Company; (vii) nonexistence of a shareholders rights plan, poison pill or similar arrangement; (viii) nonexistence of certain registration rights inconsistent with those granted to the New Investors in the Registration Rights Agreement; (ix) subsidiaries of the Company; (x) delivery and accuracy of certain documents filed with the Commission; (xi) preparation and delivery of certain financial statements of the Company; (xii) absence of certain violations or defaults of the Company and its subsidiaries; (xiii) licenses and permits;
(xiv) sufficient title to all material properties owned by the Company or its subsidiaries that are necessary for the conduct of the business of the Company and its subsidiaries; (xv) The Company's intellectual property, environmental matters, litigation, tax, labor and employee benefits, status of material adverse events since March 31, 1997, contingent liabilities and absence of finder's fees; (xvi) the Company not being an "investment company" within the meaning of the Investment Company Act of 1940, as amended; (xvi) exemption of the issuance of the New Preferred Stock, Class A Common Stock and the Rights from registration under the Securities Act; (xvii) use of proceeds; and (xviii) to the Company's knowledge, full disclosure by the Company in the Stock Purchase Agreement, the Company's disclosure letter prepared in connection with the Stock Purchase Agreement, documents filed with the Commission or other documents delivered by the Company to the New Investors.

         The Stock Purchase Agreement contains customary representations and warranties of the New Investors relating to, among other things: (i) due organization and other corporate and partnership matters; (ii) power and authority to enter into the Stock Purchase Agreement, Shareholders Agreement and Registration Rights Agreement; (iii) the absence of certain contraventions, conflicts or breaches arising out of the execution, delivery and performance of the Stock Purchase Agreement, the Shareholders Agreement and the Registration Rights Agreement; (iv) consents, approvals, authorizations, orders, registrations, filings or qualifications; (v) the acquisition of the New Preferred Stock and Class A Common Stock by the New Investors for their own account and for investment purposes and with no intention of distributing or reselling the New Preferred Stock and the Class A Common Stock in any transaction that would be in violation of the Securities Act or the securities laws of any state; (vi) third party agreements; (vii) finder's fee; (viii) ownership of common stock by the New Investors; and (ix) full disclosure by the New Investors in connection with the Company's Registration Statement on Form S-1 registering the Rights, the New Preferred Stock and the

Conversion Shares (the "Registration Statement") and this Proxy Statement to be filed by the Company in connection with the 1998 Annual Meeting of its Shareholders at which the Investment will be voted upon.

         The representations, warranties and covenants contained in the Stock Purchase Agreement survive the execution and delivery and the closing thereof (the "Closing") for three years after the date of Closing (the "Closing Date"); provided, however, that the representations and warranties regarding corporate existence, power and authority, capitalization of the Company, environmental matters, tax matters and employee benefits matters shall survive for an indefinite time period.

         Closing Conditions. The obligations of the New Investors are subject to satisfaction of the following conditions, among others, at or prior to the closing (unless waived): (i) the Company and certain of its substantial shareholders will have complied with and performed in all material respects with the terms, covenants and conditions of the Stock Purchase Agreement and the representations and warranties made therein by the Company will be true and correct at and as of the Closing; (ii) the shareholders will have approved the Investment (although an affirmative vote on the Investment does not obligate that shareholder to exercise the Rights or purchase shares of New Preferred Stock received in the Rights Offering); (iii) the Registration Statement shall become effective; (iv) the shareholders entitled to vote thereon shall have approved the Certificate of Amendment, such amendment shall have been filed with the Secretary of State of the State of New York (the "Secretary of State") and such amendment shall be in full force and effect; (v) the Board of Directors shall increase the size of the Board of Directors from seven to nine members and shall elect two new members designated by the New Investors to fill the newly created positions; (vi) all necessary consents shall have been obtained including any required consents and waivers from the Company's short and long-term lenders; (vii) no event or events shall have occurred after March 31, 1997 that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business of the Company;
(viii) the Conversion Shares shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Stock Market; (ix) the five consecutive trading day average of the closing price of the Class A Common Stock (as reported in the Wall Street Journal) for any five consecutive trading day period after June 22, 1998 shall not be $12.00 per share or lower; (x) the Company shall have furnished to the New Investors the opinion of its legal counsel, Jaeckle Fleischmann & Mugel, LLP; (xi) the Board of Directors shall have taken all necessary action to unconditionally exempt the Investment and any future transactions between the Company and the New Investors (and their "affiliates" or "associates" as defined in Section 912 of the BCL) from the provisions of such Section 912 of the BCL; (xii) the New Investors shall have received a certificate of an officer of the Company certifying that the closing conditions have been satisfied; (xiii) the New Investors shall have received a certificate signed by the Secretary of the Company certifying the truth and correctness of certain documents; (xiv) there will be no judgment, injunction, order or decree enjoining the Company or the New Investors from consummating the transactions contemplated by the Stock Purchase

Agreement; and (xv) no person or group shall have acquired 25% or more of the voting power of the Company.

         The obligations of the Company to consummate the Investment are subject to satisfaction of the following conditions, among others, at or prior to the Closing (unless waived): (i) the New Investors will have complied with and performed in all material respects all of the terms, covenants and conditions of the Stock Purchase Agreement and the representations and warranties made therein by the New Investors as of the date of the execution of the Stock Purchase Agreement will be true and correct as of the closing; (ii) the shareholders of the Company will have approved the Investment and the Certificate of Amendment;
(iii) all consents, approvals, authorizations, orders, registrations, filings or qualifications will have been obtained; (iv) the Conversion Shares shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Stock Market; and (v) there will be no judgment, injunction, order or decree enjoining the Company or the New Investors from consummating the transactions contemplated by the Stock Purchase Agreement. The provisions of the Stock Purchase Agreement may be modified or amended, and waivers and consents given by written instrument executed and delivered by the Company and the New Investors.

         Pre-Closing Covenants. The Company has agreed that it: (i) will cause a meeting of its shareholders to be duly called and held as soon as practicable;
(ii) will offer to holders of its Common Stock of record on the Record Date the right to purchase shares of New Preferred Stock for $12.00 per share on the basis of one-half right to purchase one share of New Preferred Stock for every share of Common Stock held; (iii) will promptly prepare and file the Registration Statement; (iv) will conduct business in the ordinary course and use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present directors, officers, and key employees; (v) will grant to each New Investor the right to purchase the Option Shares prior to Closing; and (vi) will afford the New Investors and their representatives reasonable access to the Company's properties, books, contracts, records, personnel and advisors.

         The Company and the New Investors mutually have agreed that (i) the Company and the New Investors shall act with good faith towards, and shall use their best efforts to consummate, the transactions contemplated by the Stock Purchase Agreement, and neither the Company nor the New Investors will take any action that would prohibit or impair their ability to consummate the Investment;
(ii) the Company and the New Investors will make all filings required (if any) and furnish all information required with respect to the Investment by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino
Act"); and (iii) neither the Company nor the New Investors will, without the consent of the other, make any public announcement or issue any press release with respect to the Investment.

          Purchase of the Option Shares. Pursuant to the terms of the Stock Purchase Agreement, the New Investors have the option to purchase for $12.00 per share up to 1,181,996 shares (the

"Option Shares") of New Preferred Stock prior to the Rights Offering and prior to the closing of the Investment. The New Investors have the right to purchase the Option Shares even if shareholder approval of the Rights Offering does not occur. The New Investors may elect to purchase the Option Shares even if shareholder approval of the Investment and related proposals does not occur and the conditions to closing set forth above are not satisfied. The New Investors may elect to purchase the Option Shares by providing written notice to the Company setting forth the aggregate number of Option Shares to be purchased and the date of such purchase (which must be prior to the closing and no earlier than 15 business days after the date of such notice). The New Investors' right to purchase the Option Shares shall expire immediately prior to the closing of the Investment.

         Indemnification. The Company has agreed to indemnify and hold harmless the New Investors, their partners, stockholders and affiliates and the officers, directors, agents, employees, subsidiaries, partners, advisors, representatives and controlling persons of each of the foregoing (each, the "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, the "Liabilities") resulting from any legal, administrative or other action brought by any person or entity, proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Stock Purchase Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, the Company shall not be required to indemnify an Indemnified Party to the extent (i) that it is finally judicially determined that such Liabilities resulted primarily from the willful malfeasance of such Indemnified Party or
(ii) of any Liability arising out of the failure to make any filings under the Hart-Scott-Rodino Act. If any such indemnification is unenforceable for any reason (other than the immediately preceding sentence), the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liabilities that shall be permissible under applicable laws.

         Termination. The Stock Purchase Agreement may be terminated at any time prior to the Closing: (i) by the New Investors if: (a) the Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of the sale of the New Preferred Stock to the New Investors, (b) a person or group acquires 25% or more of the voting power of the Company, (c) the Company's shareholders fail to approve the sale of the shares of New Preferred Stock to the New Investors, (d) there has been a material breach of any representation, warranty, covenant or agreement of the Company which breach is incurable or has not been cured by the Company within thirty days after written notice from the New Investors, or (e) if any one or more of the conditions to the obligation of the New Investors to close has not been fulfilled as of the closing date; (ii) by the Company if: (a) there has been a material breach of any representation, warranty, covenant or agreement of the New Investors which breach is incurable or has not been cured by the New Investors within thirty days after written notice from the Company, or (b) any one or more of the conditions to the obligation of the Company to close has not been fulfilled as of the closing date; (iii) by the Company or the New Investors if:

(a) the Closing shall not have occurred on or before October 30, 1998; provided, however, that the right to terminate under this clause shall not be available to any party whose failure to fulfill any obligation under the Stock Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (b) any judgment, injunction, order or decree enjoining the Company or the New Investors from consummating the transactions contemplated by the Stock Purchase Agreement is entered and such judgment, injunction, order or decree becomes final and nonappealable; provided, however, that the party seeking to terminate the Stock Purchase Agreement must use all reasonable efforts to remove such judgment, injunction, order or decree; or (iv) by mutual written consent of the Company and the New Investors.

         Expenses. Except as otherwise provided in the Registration Rights Agreement, each party to the Stock Purchase Agreement shall bear their own expenses arising out of the drafting, negotiation and execution of the Stock Purchase Agreement, the Shareholders Agreement, the Registration Statement, the Registration Rights Agreement and the transactions contemplated herein and therein.

          Waiver. Performance of the representations, warranties and covenants contained in the Stock Purchase Agreement may be waived by written instrument executed and delivered by the Company and the New Investors.


Shareholders Agreement

         The following discussion describes the Shareholders Agreement dated as of June 22, 1998 (the "Shareholders Agreement") by and among the Company, the New Investors, the Related Marks Shareholders, Arthur S. Wolcott (Chairman of the Board of the Company) (individually and as a trustee), Audrey S. Wolcott, Susan W. Stuart (a director of the Company) (individually and as a trustee of Alexius Lyle Wadell and Kyle Aaron Wadell), Donald Stuart, Kraig H. Kayser (President, Chief Executive Officer and a director of the Company) (individually and as a trustee for certain Kayser family trusts), Kurt C. Kayser, Karl E. Kayser, Marilyn W. Kayser, Robert Oppenheimer, (as trustee of certain Kayser family trusts), Mark S. Wolcott (individually, and as a trustee for Erin Lorraine Wolcott and Cassandra Jean Wolcott), Kari R. Wolcott, Bruce S. Wolcott (individually and as a trustee for Kaitlin Kerr Wolcott, Michael Stanton Wolcott and Paige Strode Wolcott), Constance Wolcott, Aaron Wadell and Grace W. Wadell (individually and as a trustee for Sara Elizabeth Stuart, Jennifer Grace Stuart and Donald Arthur Stuart) (collectively, the "Existing Shareholders"). A copy of the Shareholders Agreement is attached hereto as Appendix B. This discussion is qualified in its entirety by the more detailed provisions contained in the Shareholders Agreement.

         The Shareholders Agreement places certain limitations and restrictions on the Existing Shareholders' ability to sell or otherwise transfer shares of the Company's capital stock owned by each of them and also prohibits the Existing Shareholders from participating in the Rights Offering. Additionally, following the two year restricted period, if an Existing Shareholder intends to sell any securities to a third party, the New Investors and the Related Marks Shareholders are granted the right to have their shares included in such sale.

         The Shareholders Agreement also provides the New Investors and the Related Marks Shareholders with the right (subject to certain limitations), in the event the Company issues any voting securities, to purchase a certain percentage of any new issuance to maintain their percentage ownership in the Company. To the extent an individual New Investor does not purchase its respective percentage of the new issuance, the remaining New Investors are granted the right to purchase such percentage.

         The Shareholders Agreement requires that the Company's Board of Directors be increased from seven to nine directors and that two individuals chosen by the New Investors be elected to fill such vacancies. The Shareholders Agreement also provides for the Investor Designees to constitute at least 22% of the members on any committee of the Board. The presence of the Investor Designees on the Board and committees thereof will give the New Investors increased representation on the Board and greater ability to direct the management of the Company.


Registration Rights Agreement

         General. None of the shares of New Preferred Stock to be issued to the New Investors under the Stock Purchase Agreement or pursuant to the Rights Offering have been registered with the Commission under the Securities Act or with any state or other jurisdiction under any of their registration or qualification laws. The securities to be issued to the New Investors will contain a legend indicating that they may not be resold unless they are registered with the Commission or are resold pursuant to an exemption from such registration. Also, the New Investors may be deemed to be affiliates of the Company as a result of the percentage of stock they own. If the New Investors are affiliates of the Company, any securities of the Company that they own may be considered to be control shares and could be resold only (i) pursuant to a registration statement filed with the Commission; (ii) pursuant to Rule 144 of the Securities Act which limits the time, volume and manner of any resales; or
(iii) pursuant to another exemption from the registration requirements of the Securities Act. Because of these restrictions, the Company has granted the New Investors certain rights relating to the resale of the securities.

          Concurrently with the execution of the Stock Purchase Agreement and the Shareholders Agreement, the Company, the New Investors and the Related Marks Shareholders entered into a Registration Rights Agreement dated as of June 22, 1998 (a copy of which is attached hereto as Appendix C) (the "Registration Rights Agreement"). The Registration Rights Agreement
provides that at any time after the first anniversary of the Closing, upon the written request of one or more holders (the "Initiating Holders") of 10% or more of (i) the shares of New Preferred Stock purchased by the New Investors under the Stock Purchase Agreement (including the Option Shares); (ii) the Conversion Shares; (iii) any other shares of Common Stock or other securities entitled to vote generally in the election of directors ("Voting Securities") or stock convertible into Voting Securities of the Company beneficially owned by any New Investor or Related Marks Shareholder and (iv) any securities of the Company issued or issuable with respect to any of the foregoing by way of a dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, reconstitution or other reorganization or otherwise ("Registrable Securities"), the Company shall effect the registration of such Initiating Holders' Registrable Securities ("Demand Registration Rights"). Upon receipt of such demand, the Company will promptly give written notice to all registered holders of Registrable Securities and the Company shall use its best efforts to effect, at the earliest possible date, the registration under the Securities Act of: (i) the Registrable Securities which the Company has been requested to register by the Initiating Holders and (ii) all other Registrable Securities which the Company has been requested to register by the holders thereof. The Initiating Holders and those holders requesting registration after receipt of such notice collectively are referred to as the "Selling Holders." Whenever the Company shall effect a registration statement pursuant to the Demand Registration Rights no securities other than Registrable Securities shall be included among the securities covered by such registration unless the holders of not less than 66-2/3% of all Registrable Securities to be covered by such registration (assuming conversion of any Registrable Securities that are Class B Common Stock into Class A Common Stock) shall have consented in writing to the inclusion of such other securities. In addition to the Demand Registration Rights, the New Investors also have so-called "piggy-back" rights. If the Company at any time proposes to register any of its Common Stock or any other class of Registrable Securities or any securities convertible into or exchangeable for any of such securities on any form other than Forms S-4 or S-8, the New Investors will have the option of including any or all of the Registrable Securities in such registration.

         The Company's obligations to effect the registration of the Registrable Securities is limited so that in no event will the Company be required to: (i) effect a registration within the six-month period occurring immediately subsequent to the effectiveness of a registration statement filed under the Demand Registration Rights unless a majority of Disinterested Directors (as defined in the Registration Rights Agreement) determines that effecting a second registration within the six-month period would not have a material adverse effect on the market price of the Common Stock or (ii) effect a registration with respect to any class of Registrable Securities pursuant to the Demand Registration Rights covering less than such number of Registrable Securities having an estimated Market Price (as defined in the Registration Rights Agreement) at the time of such request of at least $5 million.

          Expenses. In connection with registrations pursuant to the Demand Registration Rights, the Selling Holders will pay the following registration expenses which will be allocated pro rata based on the number and type of Registrable Securities included in the registration statement: all registration and filing fees with the Commission, all filing fees of the National Association of Securities Dealers, Inc., and all filing fees to comply with securities or blue sky laws which relate solely to such Registrable Securities (the "Fee Expenses"), all reasonable printing, messenger and delivery expenses incurred in such registration, the reasonable fees and disbursements of counsel for the Company and of its independent public accountants incurred in such registration and the reasonable fees and expenses of one counsel to the Selling Holders incurred in such registration (the "Registration Expenses"). The Company will pay all other fees and expenses. If the registration is withdrawn under certain circumstances, the Company would also be required to pay the Registration Expenses. Also, if any registration statement filed pursuant to the Demand Registration Rights includes securities other than Registrable Securities then the Company shall pay all Registration Expenses and incidental expenses and the Selling Holders shall pay the Fee Expenses. If a registration is effected pursuant to the New Investors "piggy back" rights, then the Company will pay the Registration Expenses and the Selling Holders will pay all Fee Expenses.

         Indemnification. The Company has agreed to indemnify and hold harmless each seller of any Registrable Securities and each other person who participates as an underwriter in the offering or sale of such securities and each other person who controls such seller or underwriter and their respective directors, officers, partners, agents and affiliates against any losses, claims, damages or liabilities, joint or several (collectively, "Losses"), to which such person may become subject under the Securities Act insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement.

         As a condition to including any Registrable Securities in any registration statement, the Company shall have received a satisfactory undertaking from the prospective seller to indemnify and hold harmless the Company and each director, officer and underwriter of the Company and each person who controls any of the foregoing, from any statement or alleged statement in or omission or alleged omission from such registration statement, if such statements or omissions were made in reliance upon and in conformity with written information furnished to the Company by such seller specifically for use in the registration statement. This indemnification is limited to the amount of proceeds received by such indemnifying party in the offering giving rise to such liability.


The Charter Amendments

         In connection with the Investment (assuming the requisite shareholder approval), the Company will file a Certificate of Amendment which will: (i) increase the number of shares of its Preferred Stock, With $0.025 Par Value Per Share, Class A from 4,000,000 shares to 8,200,000 shares; (ii) increase the number of authorized shares of Class A Common Stock from

10,000,000 shares to 20,000,000 shares; (iii) create a new series of Preferred Stock, With $0.025 Par Value Per Share, Class A to be designated as Convertible Participating Preferred Stock, $12.00 stated value per share, convertible immediately into Class A Common Stock of the Company; (iv) pursuant to Section 709 of the BCL, require that certain actions be approved by the unanimous vote of all members of the Company's Board of Directors; and (v) amend Article 4, paragraph (a)(C) to state that the acquisition by the New Investors of the Conversion Shares were deemed made for an "equitable price" thereby removing the acquisition by the New Investors of the Conversion Shares from operation of the Class A Special Rights (as hereinafter defined) provisions.

         The amendments listed in subparagraphs (i) and (iii) above are necessary to consummate the Investment. By increasing the number of authorized shares of Class A Common Stock, as set forth in subparagraph (ii) above, the Company will be able to issue the Conversion Shares and will still have enough authorized but unissued shares for use in other transactions (i.e., public and private offerings and acquisitions using capital stock of the Company as consideration).

         The Charter, after filing of the Certificate of Amendment, in accordance with Section 709 of the BCL, will require unanimous approval of the Company's Board of Directors (except for directors who choose to abstain) for the following actions: (i) any amendment or modification to the Company's Charter or Bylaws; (ii) any business combination; (iii) any sale or transfer of all or substantially all of the assets of the Company; (iv) any issuance of securities (except for (a) stock buybacks not to exceed $100,000 in any one transaction or $1 million in the aggregate or (b) issuances of Class A Common Stock pursuant to the Seneca Foods Corporation Employees' Savings Plan); (v) any single acquisition or disposition or series of related acquisitions or dispositions of assets involving gross consideration in excess of $15 million;
(vi) any change in the Company's line of business except for changes in or dispositions of existing businesses or acquisitions of new lines of business that do not exceed 2% of the consolidated net sales of the Company in such business; (vii) any change in the Company's certified public accountants; (viii) the settlement of any litigation involving the payment by the Company of an aggregate amount greater than 5% of the Company's Adjusted Tangible Net Worth (as hereinafter defined) or involving the consent to any injunctive or similar relief; or (ix) the commencement by the Company of proceedings relating to bankruptcy, insolvency, reorganization or relief of debtors (the "Major Corporate Actions"). The failure to obtain the affirmative vote of each of the Company's directors (excluding directors choosing to abstain) upon consideration of any of the above Major Corporate Actions would mean that the Company could not take such action. "Adjusted Tangible Net Worth" shall mean (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves, which reserves will be determined in accordance with generally accepted accounting principles) at which certain assets of the Company are shown on the latest available consolidated balance sheet of the Company on such date minus (ii) the amount at which the Company's liabilities are shown on such consolidated balance sheet (including as liabilities all reserves for contingencies and other potential liabilities as shown on such consolidated balance sheet).

         The amendments to Article 4, paragraph (a)(C) of the Charter were required by the New Investors as a condition to the consummation of the Investment. The Company's Charter contains a two-pronged "Class A Special Rights" provision which ensures that holders of Class A Common Stock will not be unfairly treated in the event that a person attempts to gain control of the Company. First, the Class A Special Rights seek to prevent a person who acquires more than 15% of the outstanding Class B Common Stock after August 5, 1995 from gaining control of the Company by buying Class B Common Stock without buying Class A Common Stock. Solely as an example, if a person acquires 20% of the Class B Common Stock after August 5, 1995 but acquires no Class A Common Stock, that person would be unable to vote the 5% of the Class B Common Stock acquired in excess of the 15% threshold. The second prong of the Class A Special Rights is an "Equitable Price" requirement. It is intended to prevent a person seeking to acquire control of the Company from paying a discounted price for the Class A Common Stock required to be purchased by the acquiring person under the first prong discussed above. Under the proposed Charter Amendment, the acquisition of the 4,166,667 shares of Class A Common Stock upon conversion of the shares of New Preferred Stock acquired by the New Investors under the Stock Purchase Agreement and pursuant to their commitment as standby purchasers in the Rights Offering will be deemed to have been acquired for an "equitable price" thereby offsetting any purchases of Class B Common Stock made by the New Investors after August 5, 1995. The New Investors do not currently own any shares of Class B Common Stock.


The Rights

         General. The Company is distributing the Rights, at no cost, to the holders of its Common Stock (the "Rights Holders"). The Company will distribute one-half of a Right for each share of Common Stock held of record on the Record Date. Upon surrender of a whole Right and upon payment of the Subscription Price, the Rights Holder will be entitled to receive one share of New Preferred Stock. The Rights will be evidenced by transferable Subscription Certificates. No fractional shares of New Preferred Stock will be issued or paid and the number of shares of New Preferred Stock distributed upon surrender of the Subscription Certificates will be rounded up to the nearest whole number.

         Expiration Date of the Subscription Period. The Rights will expire at 5:00 p.m., Eastern Daylight Time, on the twentieth calendar day after the Registration Statement becomes effective (the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void (the "Expired Rights"). Failure to pay the Subscription Price on or before the Expiration Date will lead to the expiration of the Rights. Three business days after the Expiration Date, the New

Investors shall purchase all shares of New Preferred Stock represented by the Expired Rights (up to a maximum of 2.5 million shares).

         ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

         Transferability of Rights. Rights may be purchased or sold through usual investment channels, including banks and brokers commencing on the first day of the Subscription Period. The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the instructions accompanying the Subscription Certificate. A portion of the Rights evidenced by a single Subscription Certificate may be transferred by delivering to Sarah S. Mortensen (the "Subscription Agent"), a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription
Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee.

         The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the subscription privilege may be effected through, the facilities of the Depository Trust Company. The Rights may not be exercised by any person, and neither this Proxy Statement, the Registration Statement nor any Subscription Certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of New Preferred Stock or Class A Common Stock in any jurisdiction in which such transactions would be unlawful. The Company believes that any action required to be taken by the Company has been taken in all jurisdictions of the United States to permit exercise of the Rights and acquisition of shares of New Preferred Stock and the Conversion Shares by the New Investors and the Rights Holders. No action has been taken in any jurisdiction outside the United States to permit offers and sales of the Rights, the New Preferred Stock or the Conversion Shares. Consequently, the Company may reject subscriptions pursuant to the exercise of Rights by any Rights Holder outside the United States, and the Company may also reject subscriptions from any Rights Holder in jurisdictions within the United States if it should later determine that it may not lawfully issue shares to such Rights Holder, even if it could do so by qualifying the shares for sale or by taking other actions in such jurisdictions.


Certain Federal Income Tax Consequences of the Rights Offering

THE FOLLOWING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING TO CERTAIN OF THE COMPANY'S SHAREHOLDERS AND DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX

STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH SHAREHOLDER.
ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

         The following discussion is a general summary of the material United States federal income tax consequences of the receipt, transfer, exercise and lapse of the Rights to the Company's shareholders that receive the Rights in the Rights Offering. The discussion does not address all aspects of federal income taxation that may be applicable to the Company's shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences to the Company's shareholders that are subject to special federal income tax treatment, including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their New Preferred Stock as part of a "straddle," "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to federal income tax. As a result, each of the Company's shareholders should consult his or her own tax advisor to determine the specific tax consequences to such shareholder of the receipt, transfer, exercise or lapse of the Rights. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may be retroactive, could alter the tax consequences discussed herein. The discussion assumes that shares of Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).


Federal Income Tax Consequences To The Company. The Company will not recognize gain or loss from the Rights Offering or from the exercise or lapse of the Rights.


Federal Income Tax Consequences To Shareholders. A shareholder will not recognize any gain or loss upon the receipt of Rights in the Rights Offering.

         A shareholder's tax basis in the Rights received in the Rights Offering and subsequently allowed to lapse will be zero. Except as provided in the following sentence, a shareholder's tax basis in the Rights received in the Rights Offering and subsequently exercised also will be zero. If, however, either (i) the fair market value of the Rights on the date of the Rights
Offering is 15% or more of the fair market value (on the date of the Rights Offering) of the stock with respect to which they are received or (ii) the shareholder properly elects, in accordance with procedures set forth in Treasury Regulation Section 1.307-2, to allocate part of his or her basis in such stock to the Rights (the "Basis Election"), then the shareholder's basis in such stock will be allocated between the stock and the Rights in proportion to the fair market value of each on the date of the Rights Offering.

                  The Company, based on the absence of a current market for the New Preferred Stock, believes that it is unlikely that the value of a Right on the proposed date of issuance will be 15% or more of the fair market value of the stock with respect to which such Right is distributed. As a result, shareholders desiring to allocate a portion of their stock basis to Rights that will be exercised may wish to consider making a Basis Election.

                  A shareholder will not recognize any gain or loss upon the exercise of Rights received in the Rights Offering. A shareholder's basis in New Preferred Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the shareholder's basis in such Rights (if any). A shareholder's holding period for the New Preferred Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

                  A shareholder will not recognize any gain or loss upon the lapse of Rights received in the Rights Offering. No adjustment in respect of Rights allowed to lapse will be made to the basis of New Preferred Stock owned by such shareholder.

                  A shareholder who converts New Preferred Stock into Class A Common Stock will not recognize any gain or loss upon such conversion. A shareholder's basis in the Class A Common Stock acquired through conversion will be equal to the basis which the shareholder had in the New Preferred Stock so converted. A shareholder's holding period for the Class A Common Stock received in the conversion will begin on the date the New Preferred Stock was acquired.

               When stock or stock rights are received in a non-taxable distribution as is the case with respect to the Rights received in the Rights Offering, certain restrictions may apply to a subsequent sale of the Rights or stock acquired on exercise of the Rights. If the rights or stock acquired is characterized, for federal income tax purposes, as being "stock other than common stock," then the amount realized from the sale of such stock or rights may, in whole or in part, be treated as ordinary income. The Company believes that, because the participation rights granted to holders of the New Preferred Stock permit full participation in corporate growth, the Rights and the New Preferred Stock should be treated as common stock for these purposes. There is no clear statutory definition of the term "stock other than common stock," however, and it is possible for the IRS to challenge this position.

               Even if the Rights or the New Preferred  Stock are  classified as
"stock other than common stock," there are several methods available to shareholders to avoid the adverse tax consequences arising from this designation. Ordinary income tax treatment will not apply on sale or other disposition of the Rights or the New Preferred Stock: (i) if the sale terminates the entire stock interest of the shareholder in the Company; (ii) if the New Preferred Stock is converted to Class A Common Stock and the sale is of the Class A Common Stock; (iii) in transactions where gain or loss to the shareholder is not recognized; or (iv) where it is established to the satisfaction of the Secretary of the Treasury that the transactions were not in pursuance of a plan having one of its principal purposes the avoidance of federal income tax. If the Rights and the New Preferred Stock are not treated as "stock other than common stock," or if one of the above exceptions apply, then a shareholder who sells the Rights or the New Preferred Stock will recognize gain or loss equal to the difference between the sale proceeds and such shareholder's basis (if any) in the Rights or the New Preferred Stock sold. Such gain or loss will generally be capital gain or loss for individual U.S. shareholders, short, mid or long-term depending upon whether the shareholder has held the Rights or the New Preferred Stock for up to one year (for application of the maximum 39.6% federal short-term rate), more than one year (for application of the maximum 28% federal mid-term rate) or more than 18 months (for application of the maximum 20% federal long-term rate).

          Pending Legislation. On July 9, 1998 the Senate approved and sent to President Clinton for his signature the Internal Revenue Service Restructuring Act of 1998 (H.R. 2676). The President has indicated that he intends to sign the legislation, and has 10 days from July 9 to do so. The act repeals the requirement that property held more than 18 months in order to enjoy the maximum 20% federal long-term rate. Retroactive to sales for tax years ending after 1997, the 20% maximum rate will apply for sales of capital gain property held more that one year.

         The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company and the Related Marks Shareholders have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Investment. The combined voting power of these persons is sufficient to approve the Investment.

         The Board of Directors of the Company unanimously recommends a vote FOR approval of the issuance of 4,166,667 shares of New Preferred Stock. Unless otherwise instructed, proxies will be voted FOR approval of this proposal.

                                 PROPOSAL NO. 3
                      AMENDMENT OF THE CHARTER TO INCREASE
                THE AUTHORIZED SHARES OF CLASS A PREFERRED STOCK

          At the Meeting, the shareholders of the Company will be asked to vote on a proposal to amend the Company's Charter to increase the number of authorized shares of Class A Preferred Stock from 4,000,000 shares to 8,200,000 shares (the "Preferred Stock Amendment"). Under the BCL, the affirmative vote of a majority of all outstanding shares entitled to vote at the Meeting is required to approve and adopt the Preferred Stock Amendment. The discussion and description of the material terms of the Preferred Stock Amendment herein are qualified in their entirety by reference to the Charter Amendments, a copy of which is attached hereto as Appendix D and which is incorporated herein by this reference.

          The Charter currently provides that the Company may issue up to 4,000,000 shares of Class A Preferred Stock to be issued in series. As of June 30, 1998, the Company has 1.4 million shares of Class A Preferred Stock designated in two series and has issued, in the aggregate, 807,240 shares of Class A Preferred Stock. Assuming approval of the Investment, the Company intends to issue up to 4,166,667 shares of a third series of Class A Preferred Stock (the New Preferred Stock).

          Pursuant to the terms of the Stock Purchase Agreement, the New Investors may purchase the Option Shares even if shareholder approval of the Investment Proposals is not obtained. The number of shares of Class A Preferred Stock that is currently authorized and available for issuance is sufficient to accommodate the issuance of the Option Shares to the New Investors.

         Assuming approval of this proposal, the Board has established the following rights, preferences and limitations for shares of New Preferred Stock.

Description of New Preferred Stock

         Stated Value. The stated value for each share of New Preferred Stock is $12.00.

         Dividends and Distributions. The New Preferred Stock has the right to receive dividends or distributions at a rate per share equal to the amount of any dividend or distribution as that declared or made on any shares of the Company's stock into which the New Preferred Stock is convertible on the date of such dividend or distribution. Any such dividend or distribution shall be paid to the holders of the New Preferred Stock at the same time such dividend or distribution is made to the holders of Class A Common Stock. Dividends and distributions on the New Preferred Stock shall be cumulative from and after the date of issuance of the New Preferred Stock, but any arrearage in payment shall not pay interest.

         Voting Rights. The holders of shares of New Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by shareholders of the Company except as required by law and for class voting on proposals to: (i) authorize the issuance after the first date on which shares of New Preferred Stock are issued (the "Issue Date") of any class of capital stock that will rank as to payment of dividends or rights on liquidation, dissolution or winding up of the Company senior to the New Preferred Stock, (ii) authorize, adopt or approve an amendment to the Charter that would increase or decrease the par value of the shares of New Preferred Stock, (iii) amend, alter or repeal the Charter so as to affect the shares of New Preferred Stock adversely or (iv) effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of the Company, or the consolidation or merger of the Company with or into any other person, or the sale or other distribution to another person of all or substantially all of the assets of the Company; provided, however, that no separate vote of the holders of New Preferred Stock shall be required to effect any of the transactions described in clause (iv) above unless such transaction would either require a class vote pursuant to clause (i), (ii) or (iii) above or would require a vote by any shareholders of the Company.

         Redemption. The shares of New Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Company or any holder thereof.

         Company Acquired Shares. Any shares of New Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company shall be retired and cancelled promptly after acquisition. The cancelled shares of New Preferred Stock shall become authorized but unissued shares of New Preferred Stock, which may (upon filing of an appropriate certificate with the Secretary of State) be reissued as part of another series of Class A Preferred Stock subject to certain conditions or restrictions on issuance, but in any event may not be reissued as shares of New Preferred Stock unless all shares of New Preferred Stock issued on the closing date of the Investment shall have already been converted or exchanged.

         Conversion. Subject to certain limitations discussed below, any holder of New Preferred Stock shall have the right, at its option, at any time, to convert any or all of the holder's shares of New Preferred Stock into such number of fully paid and non-assessable shares of Class A Common Stock as is equal to the product of the number of Conversion Shares, multiplied by the quotient of (i) the Stated Value divided by (ii) the conversion price of $12.00 per share (the "Conversion Price"). Unless prohibited by law on the date of conversion (the "Conversion Date"), all unpaid dividends declared (whether or not currently payable) on the New Preferred Stock so converted shall be immediately due and payable and must accompany the shares of Class A Common Stock issued upon such conversion. Upon conversion of any shares of New Preferred Stock, the Company shall not issue any fractional shares or scrip representing fractional shares and, in lieu thereof, the Company shall issue cash in lieu of fractional shares in an amount equal to such fraction multiplied by the current market price of the Class A Common Stock on the business day preceding the date the shares are converted. The same rights and limitations apply if the New Preferred Stock is convertible into any securities or property other than Class A Common Stock.

         The Conversion Price shall be subject to adjustment if: (i) the Company shall at any time or from time to time (A) pay a dividend or make a distribution on the outstanding shares of Class A Common Stock in Class A Common Stock, (B) sub-divide the outstanding shares of Class A Common Stock into a larger number of shares, (C) combine the outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the Class A Common Stock; (ii) the Company shall at any time or from time to time issue or sell shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock), or any options, warrants or other rights to acquire shares of Common Stock (other than (x) options granted to any employee or director of the Company pursuant to a stock option plan approved by the shareholders of the Company, (y) options, warrants or rights granted to each holder of Class A Common Stock or (z) rights issued pursuant to a shareholder right plans, "poison pill" or similar arrangement in accordance with the Charter) for a consideration per share less than the current market price (as defined in the Charter) at the record date or issuance date;
(iii) the Company or any subsidiary thereof shall at any time or from time to time while any of the New Preferred Stock is outstanding, make a purchase by the Corporation of the Common Stock effected while any of the shares of New Preferred Stock are outstanding, which purchase is subject to Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Class A Common Stock or Class B Common Stock; or (iv) the Company at any time or from time to time shall take any action affecting its Class A Common Stock, other than an action permitted by the Charter.

         The Company may make such reductions in the Conversion Price, in addition to those required by subparagraphs (i) through (iv) above, as the Board of Directors considers to be advisable in order to avoid or to diminish any income tax to holders of Class A Common Stock or rights to purchase Class A Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. Notwithstanding anything herein to the contrary, no adjustment of the Conversion Price (i) shall be required by reason of the initial issuance or sale of any of the 4,166,667 authorized shares of New Preferred Stock or (ii) need to be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of New Preferred Stock pursuant hereto; provided, however, that any such adjustment shall in any event be made no later than one year after the occurrence of the event giving rise to such adjustment.

         Participating Distribution upon Liquidation. In addition to the preferential distribution to holders of New Preferred Stock equal to the stated value per share (the "Preferential Distribution"), an additional participating distribution shall be payable to holders of New Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding up of the Company (the "Participating Distribution"), with the effect that the total distribution to holders of the New Preferred Stock shall be the greater of (i) the Preferential Distribution or (ii) the total distribution which holders of New Preferred Stock would have received if they had converted all outstanding shares of New Preferred Stock into shares of Class A Common Stock immediately prior to the date for calculating the total distribution available to holders of preferred stocks and common stocks. To achieve the foregoing distribution, the following calculation shall be made:

                  (1) Calculate the sum of (a) the total amounts available for distribution to holders of all classes of Common Stock after payment of all preferential distributions to all classes of preferred stocks of the Corporation, including the Preferential Distribution to the holders of all outstanding shares of New Preferred Stock, plus (b) the total amount of the Preferential Distribution to holders of all outstanding shares of New Preferred Stock.

                  (2) Divide the sum calculated in subparagraph (1) by the total number of shares of Common Stock into which the New Preferred Stock is convertible and of all classes of Common Stock deemed outstanding for purposes of calculating the distribution on liquidation, dissolution or winding up of the Company. The product of this calculation is the "Per Share Distribution on Assumed Conversion."

                  (3) The excess, if any, of the Per Share Distribution on Assumed Conversion over the Preferential Distribution shall be distributable as a Participating Distribution to the holders of New Preferred Stock upon liquidation, dissolution or winding up of the Company.

         The Preferred  Stock  Amendment also provides that Article 4, paragraph
(d)(C) be amended to provide for additional or participating distributions to holders of Class A Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Specifically, the holders of shares of each series of Class A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company, before any distribution or payment shall be made to holders of Common Stock, an amount equal to the stated value of the stock plus, in respect of each share with respect to which dividends are cumulative, a sum computed at the dividend rate or dividend amount provided for in the Charter from and after the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, but computed without interest. If the amounts payable on liquidation in respect to the shares of all series of Class A Preferred Stock are not paid in full, the shares of all series of such class shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. If such payment shall have been made in full to the holders of all shares of Class A Preferred Stock on voluntary or involuntary liquidation, dissolution or winding up of the Company, the remaining assets of the Company shall, except as otherwise provided herein, be distributed among the holders of each class of common stock pro rata in accordance with their respective holdings.

         The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company and the Related Marks Shareholders have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Preferred Stock Amendment.

         The Board of Directors of the Company unanimously recommends a vote FOR approval of the Preferred Stock Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Preferred Stock Amendment.

                                 PROPOSAL NO. 4
                            AMENDMENT OF THE CHARTER
            TO INCREASE THE AUTHORIZED SHARES OF CLASS A COMMON STOCK


         At the Meeting, the shareholders of the Company will be asked to vote on a proposal to amend the Company's Charter to increase the number of authorized shares of Class A Common Stock from 10,000,000 shares to 20,000,000 shares (the "Class A Charter Amendment"). Under the BCL, the affirmative vote of a majority of all outstanding shares entitled to vote at the Meeting is required to approve and adopt the Class A Charter Amendment. The discussion and description of the material terms of the Class A Charter Amendment herein are qualified in their entirety by reference to the Charter Amendments, a copy of which is attached hereto as Appendix D and which is incorporated herein by this reference.

         The Charter currently provides that the Company may issue up to 10,000,000 shares of Class A Common Stock. As of June 30, 1998, the Company has issued or reserved for issuance 3,143,125 shares of Class A Common Stock. If Proposal No. 2 to approve the Investment is approved by the shareholders at the Meeting and the shares of New Preferred Stock are issued, the Company will need to reserve 4,166,667 shares of Class A Common Stock to be issued upon the conversion of the New Preferred Stock, leaving approximately 2.7 million shares available for issuance by the Company. If the Class A Charter Amendment is adopted, 12.7 million shares of Class A Common Stock will be authorized and available for issuance. The Board of Directors believes that it is important to have the additional shares of Class A Common Stock available for issuance as and when needed in order to avoid the delay and expense incident to obtaining shareholder approval at a later date and to provide the Company greater flexibility in the consideration of future stock dividends or stock splits, sales of Class A Common Stock or convertible securities to enhance capital and possible future acquisitions and other corporate purposes. Pursuant to the Stock Purchase Agreement, and subject to the approval of Proposal No. 2, the Charter Amendments will be filed with the Secretary of State, and up to 3,666,667 shares of New Preferred Stock will be issued to the New Investors three business days after the Expiration Date. See "Proposal No. 2--Effect on Existing Shareholders--Potential Dilution of Shareholders' Interests."

         The terms and rights of the additional shares of Class A Common Stock to be authorized if the Class A Charter Amendment is approved will be identical to those of presently outstanding shares of Class A Common Stock.

         None of the holders of the Company's securities have preemptive rights. The Company may issue some or all of the additional shares of Class A Common Stock authorized upon approval of this proposal in connection with a merger or acquisition or the purchase of assets of another company, to raise capital through a sale of those shares in a public or private offering, in connection with employee and director stock option plans adopted by the Company

(although the Company has no plans to issue any such shares in connection with any such matters), in connection with the Company's adoption of a shareholders rights plan, and for other purposes permitted under its Charter and the BCL. The increase in the authorized capital and the subsequent issuance of shares of Class A Common Stock could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders by diluting the stock ownership or voting rights of a person seeking to obtain control of the Company.

         The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company and the Related Marks Shareholders have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Class A Charter Amendment.

         The Board of Directors of the Company unanimously recommends a vote FOR approval of the Class A Charter Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Class A Charter Amendment.

                                 PROPOSAL NO. 5
                       AMENDMENT TO THE CHARTER REQUIRING
                            UNANIMOUS APPROVAL OF THE
                        COMPANY'S BOARD OF DIRECTORS FOR
                         CERTAIN MAJOR CORPORATE ACTIONS

         At the Meeting, the shareholders will be asked to vote upon a proposal requiring unanimous Board approval of certain major corporate decisions (the "Unanimous Board Amendment"). Under the BCL, the affirmative vote of a majority of all outstanding shares entitled to vote at the Meeting is required to approve and adopt the Unanimous Board Amendment. The discussion and description of the material terms of the Unanimous Board Amendment herein are qualified in their entirety by reference to the Charter Amendments, a copy of which is attached hereto as Appendix D and which is incorporated herein by this reference.

         The BCL and the Company's Charter and By-Laws currently require approval of a majority of the Board of Directors for the approval and authorization of any and all matters presented to it. Section 709 of the BCL permits a New York corporation to set forth in its charter higher voting requirements for all matters or for certain specified matters presented to its Board of Directors. As a condition to consummation of the Investment, the New Investors have required that the Company amend its Charter in accordance with
Section 709 of the BCL to provide for unanimous approval of the Company's Board of Directors (excluding directors who choose to abstain) in the following instances:

                  (a) any amendment or modification of the Company's Charter or By-Laws;

                  (b) any merger, consolidation, amalgamation, recapitalization or other form of business combination (other than any acquisition that would be permitted under paragraph (d) below) involving the Company or any subsidiary of the Company;

                  (c) any sale, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Company;

                  (d) any single acquisition or disposition or series of related acquisitions or dispositions of assets, including stock (whether by purchase, merger or otherwise), in the Principal Line of Business (as hereinafter defined) of the Company involving gross consideration in excess of $15 million;

                  (e) any change in the line of business (food processing, packaging, distribution and canning of fruits and vegetables and other business operations complementary or incidental thereto) of the Company and its subsidiaries (the "Principal Line of Business"), whether by acquisition of assets or otherwise; provided, that the Company and its subsidiaries may change or dispose of any existing business or acquire any business that, in each case, is not within their Principal Line of Business, if the consolidated net sales from all such business engaged in (or proposed to be engaged in) by the Company and its subsidiaries do not exceed in the aggregate 2% of the consolidated net sales of the Company and its subsidiaries (determined by reference to the latest annual or quarterly period in the latest available consolidated financial statements of the Company and any business proposed to be acquired);

                  (f) any issuance of or agreement to issue, or any repurchase, redemption or other acquisition or agreement to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries or rights of any kind convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or any option, warrant or other subscription or purchase right with respect to shares of capital stock except for (i) any stock buybacks not to exceed $100,000 in any one transaction or $1 million in the aggregate and (ii) any issuances of shares of Class A Common Stock pursuant to the terms of Seneca Foods Company Employees' Savings Plan in effect on the date hereof;

                  (g) any change in the Company's certified public accountants from Deloitte & Touche LLP, or any successor of Deloitte & Touche LLP;

                  (h) the settlement of any litigation to which the Company or any of its subsidiaries is a party involving the payment by the Company or its subsidiaries of an aggregate amount greater than 5% of the Company's Adjusted Tangible Net Worth, or involving the consent to any injunctive or similar relief; and

                  (i) the commencement by the Company or any of its subsidiaries or proceedings under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the making by the Company or any of its subsidiaries of a general assignment for the benefit of its creditors.

(the "Major Corporate Actions"). To the extent that the above-referenced Board approval is not obtained with respect to any Major Corporate Action, the Company may not take or perform such Major Corporate Action. For the purposes of paragraph (h) above, the Company's "Adjusted Tangible Net Worth" shall mean (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves, which reserves will be determined in accordance with generally accepted accounting principles) at which the assets of the Company and its subsidiaries on a consolidated basis (except (w) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangibles, (x) unamortized debt discount, and expense, (y) accounts, notes and other receivables due from any person directly or indirectly controlling, controlled by or under common control with the Company, and (z) write-ups in the book value of any fixed asset resulting from a revaluation thereof effective after June 22, 1998) are shown on the latest available consolidated balance sheet of the Company on such date, minus (ii) the amount at which the liabilities of the Company and its subsidiaries are shown on such consolidated balance sheet (including as liabilities all reserves for contingencies and other potential liabilities as shown on such consolidated balance sheet).

         The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company and the Related Marks Shareholders have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Unanimous Board Amendment.

         The Board of Directors of the Company unanimously recommends a vote FOR approval of the Unanimous Board Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Unanimous Board Amendment.

                                 PROPOSAL NO. 6
                          EXEMPT THE NEW INVESTORS FROM
                      THE CLASS A SPECIAL RIGHTS PROVISIONS


                  At the Meeting, the Company's shareholders will be asked to vote on a proposal to exempt the acquisition of the Conversion Shares by the New Investors from operation of the Class A Special Rights provisions in the
Company's Charter (the "Special Rights Amendment"). Under the BCL, the affirmative vote for a majority of all outstanding shares entitled to vote at the Meeting is required to approve and adopt the Special Rights Amendment. The discussion and description of the material terms of the Special Rights Amendment are qualified in their entirety by reference to the Charter Amendments, a copy of which is attached hereto as Appendix D and which is incorporated herein by this reference.

                  The Charter contains a two-pronged "Class A Special Rights" provision which ensures that holders of Class A Common Stock will not be unfairly treated in the event that a person attempts to gain control of the Company.

                  First, the Class A Special Rights seek to prevent a person who has crossed a certain ownership threshold from gaining control of the Company by acquiring Class B Common Stock without buying Class A Common Stock. If any person acquires more than 15% of the outstanding Class B Common Stock after August 5, 1995 (the "Threshold Date"), and does not acquire after the Threshold Date a percentage of the Class A Common Stock outstanding at least equal to the percentage of Class B Common Stock that the person acquired in excess of the 15% threshold, such person will not be allowed to vote shares of Class B Common Stock acquired in excess of the 15% threshold. For example, if a person acquires 20% of the outstanding Class B Common Stock after the Threshold Date but acquires no Class A Common Stock, that person would be unable to vote the 5% of the Class B Common Stock acquired in excess of the 15% threshold. With respect to persons who owned Common Stock of the Company on or prior to the Threshold Date, only shares of Class B Common Stock acquired after the Threshold Date will be counted in determining whether that shareholder has exceeded the 15% threshold for acquisitions of Class B Common Stock and only acquisitions of Class A Common Stock after the Threshold Date will be counted in determining whether that shareholder's Class A Common Stock acquisitions have been at least equal to the acquisition of Class B Common Stock in excess of the 15% threshold. The inability of the person to vote the excess Class B Common Stock will continue until such time as a sufficient number of shares of Class A Common Stock have been acquired by the person to satisfy the requirements of the Class A Special Rights.

                  The second prong of the Class A Special Rights is an "Equitable Price" requirement. It is intended to prevent a person seeking to acquire control of the Company from paying a discounted price for the Class A Common Stock required to be purchased by the acquiring person under the first prong of the Class A Special Rights. These provisions provide that an Equitable Price has been paid for shares of Class A Common Stock only when they have been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any Class B Common Stock acquired within the 60 day periods preceding and following the acquisition of the Class A

Common Stock or (ii) the highest closing market sale price of Class B Common Stock during the 30 day periods preceding and following the acquisition of the Class A Common Stock. The value of any non-cash consideration will be determined by the Board of Directors of the Company acting in good faith. The highest closing market sale price of a share of Class B Common Stock will be the highest closing sale price reported by Nasdaq National Stock Market or on any such other securities exchange then constituting the principal trading market for either class of the Common Stock. In the event that no quotations are available, the highest closing market sale price will be the fair market value during the 30 day periods preceding and following the acquisition of a share of Class B Common Stock as determined by the Board of Directors of the Company acting in good faith. The Equitable Price Provision is intended to require a person seeking to acquire control of the Company to buy the Class B Common Stock and the Class A Common Stock at virtually the same time and the same price, as might occur in a tender offer, to ensure that the acquiring person would be able to vote the Class B Common Stock acquired in excess of the 15% threshold.

                  Under the Class A Special Rights, an acquisition of Class B Common Stock is deemed to include any shares that an acquiring Person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in concert with any other person (an "Acquisition"). As used in the preceding sentence, "Person" includes one or more persons and entities who act or agree to act in concert with respect to the Acquisition or disposition of Class B Common Stock or with respect to proposing or effecting a plan or proposal involving (i) a merger, reorganization or liquidation of the Company or a sale of a material amount of its assets; (ii) a change in the Company's Board of Directors or management, including any plan or proposal to fill vacancies on the Board of Directors or change the number or term of Directors; (iii) a material change in the business or corporate structure of the Company; or (iv) any material change in the capitalization or dividend policy of the Company. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other Person" does not include acts or agreements to act by Persons pursuant to their official capacities as directors or officers of the Company or because they are related by blood or marriage.

                  For purposes of calculating the 15% threshold, the following Acquisitions and increases are excluded: (i) shares of Class B Common Stock held by any Person on the Threshold Date; (ii) an increase in a holder's percentage ownership of Class B Common Stock resulting solely from a change in the total number of shares of Class B Common Stock outstanding as a result of a repurchase of Class B Common Stock by the Company since the last date on which that holder acquired Class B Common Stock; and (iii) Acquisitions of Class B Common Stock
(a) made pursuant to contracts existing prior to the Threshold Date, including the Acquisition of Class B Common Stock pursuant to the conversion provisions of Class A Preferred Stock outstanding prior to the Threshold Date, (b) by bequest or inheritance or by operation of law upon the death or incompetency of any individual, and (c) by any other transfer made without valuable consideration, in good faith and not for the purpose of circumventing the Class A Special
Rights. A gift made to any Person who is related to the donor by blood or marriage, a gift made to a charitable organization qualified under Section 501(c)(3) of the Code or a successor provision and a gift to a Person who is a fiduciary solely for the benefit of, or which is owned entirely by, one or more persons or entities (a) who are related to the donor by blood or marriage or (b) which is a tax-qualified charitable organization or (c) both will be presumed to be made in good faith and not for purposes of circumventing the restrictions imposed by the Class A Special Rights.

                  The Class A Special Rights also provide that, to the extent that the voting power of any share of Class B Common Stock cannot be exercised pursuant to the provision, that share will be excluded from the determination of the total shares eligible to vote for any purpose for which a vote of shareholders is taken.

                  The Special Rights Amendment amends the definition of "Person" and declares that the Conversion Shares were acquired for an "equitable price" to ensure that the New Investors' ability to vote their Conversion Shares is not limited by the first and second prongs of the Special Rights provisions. The New Investors required this amendment as a condition to consummation of the Investment.


                  Under this proposed Charter Amendment, the acquisition of 3,666,667 shares of New Preferred Stock by the New Investors under the Stock Purchase Agreement and pursuant to their commitment as standby purchasers in the Rights Offering will be deemed to have been acquired for an "equitable price," thereby offsetting any purchase of Class B Common Stock made by the New Investors after August 5, 1995. The New Investors do not currently own any shares of Class B Common Stock.

                  The Company's directors, executive officers and certain of the Company's shareholders, including the Wolcott and Kayser families, The Pillsbury Company and the Related Marks Shareholders have indicated their intention to vote all shares of voting securities owned by them, approximately 60% of the voting power of the Company as of the Record Date, in favor of the Special Rights Amendment.

                  The Board of Directors of the Company unanimously recommends a vote FOR approval of the Special Rights Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Special Rights Amendment.

                                 PROPOSAL NO. 7
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


         The Board of Directors, through its Audit Committee, has selected Deloitte & Touche LLP, certified public accountants, to act as the independent auditors for the fiscal year ending March 31, 1999.

         It is anticipated that representatives of Deloitte & Touche LLP will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR its proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 1999. Unless otherwise instructed proxies will be voted FOR approval of this proposal.

                                    * * * * *

                                BROKER NON-VOTES


         Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of national securities exchanges withhold the broker's authority to vote in the absence of direction from the beneficial owner.


                        VOTING OF PROXIES AND ABSTENTIONS


         The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where a specific choice (including an abstention) is not indicated, the shares represented by all valid proxies received will be voted FOR the proposal described in this proxy statement.


                      OTHER MATTERS AND PROXY SOLICITATION


         There are no other matters to come before the Meeting. All of the expenses involved in preparing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies will be paid by the Company. Arrangements will be made with brokerage houses, nominees, fiduciaries and other custodians to send proxies and proxy material to beneficial owners of the securities of the Company, and the Company will reimburse them for expenses reasonably incurred by them in so doing.

Proxies may be solicited personally or by telephone, fax or mail by directors, officers and regular employees of the Company without additional compensation for such services.


                              SHAREHOLDER PROPOSALS


          Shareholder proposals must be received at the Company's offices no later than March 19, 1999 in order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting.


                       DOCUMENTS INCORPORATED BY REFERENCE

         Certain financial and other information required to be set forth herein, including financial statements, supplementary financial information and management's discussion and analysis of financial condition and results of operations, are incorporated by reference to the Company's Annual Report to security holders, a copy of which is delivered herewith.


                                  MISCELLANEOUS


         To assure a quorum at the Meeting (the holders of a majority of the stock entitled to vote thereat constitute a quorum), shareholders are requested to sign and return promptly the enclosed form of proxy in the envelope provided. A shareholder who has delivered a proxy form may attend the Meeting and, if he or she desires, vote in person at the Meeting.



                                            By order of the Board of Directors,



                                            JEFFREY L. VAN RIPER
                                            Secretary

DATED:  July 17, 1998

                            SENECA FOODS CORPORATION

                            1162 Pittsford-Victor Rd.
                            Pittsford, New York 14534

                                      PROXY

         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 7, 1998

          The undersigned shareholder of SENECA FOODS CORPORATION (the "Company") hereby appoints and constitutes ARTHUR S. WOLCOTT and KRAIG H. KAYSER, and either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of shareholders of the Company to be held at 74 Seneca Street, Dundee, New York, on Friday, August 7, 1998 at 1:00 p.m., Eastern Daylight Time, and any and all adjournments thereof (the "Meeting"), and to vote all shares of stock of the Company registered in the name of the undersigned and entitled to vote at the Meeting upon the matters set forth below:

                 MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1 THROUGH 7.

1. Election of Directors: Election of the five nominees listed below to serve until the annual meeting of shareholders in 2001, 2000 or 1999 and until their successors are duly elected and shall qualify:

[ ]  FOR  all  nominees  listed  below  (except  as  marked  to  the contrary below);
[ ]  WITHHOLD   AUTHORITY   to   vote   for   all
     nominees listed below.

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through his or her name in the list below:

             D.L. Call, S.W. Stuart, A.M. Boas (2001); A.H. Baer (2000); G.
               Brymer Humphreys (1999)

2. To approve the issuance of 4,166,667 shares of Convertible Participating Preferred Stock for a subscription price of $12.00 per share in connection with an equity investment by a group of investors and a rights offering made to holders of the Company's common stock:

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. To amend the Company's Restated Certificate of Incorporation, as amended (the "Charter") to increase the number of authorized shares of the Company's Preferred Stock with $0.025 par value per share from 4,000,000 shares to 8,200,000 shares:

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

4. To amend the Charter to increase the number of authorized shares of Class A Common Stock from 10,000,000 shares to 20,000,000 shares:

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

5. To amend the Charter in accordance with Section 709 of the New York Business Corporation Law, to require unanimous approval of the Company's Board of Directors for certain major corporate actions:

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

6. To amend the Charter to state that shares of Class A Common Stock that may be acquired by certain persons shall be exempt from the Class A Special Rights provisions of the Charter:

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

7. Appointment of Auditors: Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1999:

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

8. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

     The shares represented by this Proxy will be voted as directed by the shareholder. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 7.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                        Signature:______________________________


                                  ______________________________
                                  Joint owners should each sign.
                                  Executors, administrators, trustees,
                                  guardians and corporate officers should
                                  give their titles.

                        Dated:    _______________________________, 1998

                       (PLEASE SIGN AND RETURN PROMPTLY)

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